UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Loral Space & Communications Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 18, 2010

The Annual Meeting of Stockholders of Loral Space & Communications Inc. (“Loral” or the “Company”) will be held at the Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, at 10:30 A.M., on Tuesday, May 18, 2010, for the purpose of:

1.	Electing to the Board the three current Class I Directors who have been nominated by the Board of Directors and whose terms will expire at the Annual Meeting; and

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

The Board of Directors has fixed the close of business on April 8, 2010 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class I Directors who have been nominated by the Board of Directors and in favor of Proposal 2.

This Notice and accompanying Proxy Statement and proxy or voting instruction card will be first mailed to you and to other stockholders of record commencing on or about April 13, 2010.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

Michael B. Targoff
Vice Chairman of the Board,
Chief Executive Officer and President

April 13, 2010

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive this proxy statement?
We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because the Board of Directors of Loral Space & Communications Inc. (“Loral” or the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 18, 2010 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

Who is entitled to vote?
You may vote on each matter properly submitted for stockholder action at the Annual Meeting if you were the record holder of our Voting Common Stock, par value $.01 per share (“Voting Common Stock”), as of the close of business on April 8, 2010. On April 8, 2010, there were 20,387,987 shares of our Voting Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our Voting Common Stock that you own entitles you to one vote on each matter properly submitted for stockholder action at the Annual Meeting.

What am I voting on?	You will be voting on the following:

• To elect to the Board the three current Class I Directors who have been nominated by the Board of Directors and whose terms will expire at the Annual Meeting; and

• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010.

How do I vote?	You may vote in the following ways:

•      By Mail: If you are a holder of record, you may vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

•      By Telephone or Internet: If you hold your shares in street name, you may be able to provide instructions to vote your shares by telephone or over the Internet. Please follow the instructions on your voting instruction card.

•      At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on April 8, 2010, the record date for voting. You will also need to obtain a proxy from your bank, broker or other nominee to vote the shares you beneficially own at the meeting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?
Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class I directors who have been nominated by the Board of Directors and “FOR” Proposal 2.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before your shares are voted at the Annual Meeting in one of three ways:

• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

• Submit another proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in street name) with a later date; or

• Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.

What constitutes a quorum?
Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq National Market and has not received voting instructions from the beneficial owner.

What vote is required in order to approve each proposal?
Proposal 1 (Election of Directors):  The three current Class I directors who have been nominated by the Board of Directors will be elected to the Class I directorships by plurality vote. This means that the three nominees with the most votes cast in their favor will be elected to the Class I directorships. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace the nominee, or in lieu thereof, the Board may reduce the number of directors.

Proposal 2 (Ratification of appointment of Deloitte & Touche LLP):  This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Voting Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.

May my broker vote my shares?
Please note that this year the rules that govern how brokers vote your shares have changed. Under the new rules, brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. It is important, therefore, that you cast your vote if you want it to count in the election of directors. Your broker will continue to have the authority to exercise discretion with respect to Proposal 2 (Ratification of appointment of Deloitte & Touche LLP) if it has not received your instructions for that proposal because that matter is treated as routine under applicable rules.

How will voting on any other business be conducted?
We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion. In accordance with our Bylaws, no business (other than the election of the three current Class I directors who have been nominated by the Board of Directors and Proposal 2) may be brought before the Annual Meeting unless such business is brought by or at the direction of the Board or a committee of the Board.

Who will count the votes?	Registrar & Transfer Company will act as the inspector of election and will tabulate the votes.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company has three classes of directors serving staggered three-year terms, with each class consisting of three directors. The terms of the Class I, II and III directors expire on the date of the Annual Meeting in 2010, 2011 and 2012, respectively.

At the Annual Meeting, stockholders will be asked to elect the three current Class I directors who have been nominated by the Board. Messrs. Harkey, Simon and Stenbit, each of whom is a current Class I director, are the nominees to serve as Class I directors for a new three-year term. Two Class II director slots are currently vacant and will remain vacant after the meeting and until the Board either reduces its size or elects candidates to fill such vacancies. Each nominee will serve for a term of three years, and will remain in office until a qualified successor director has been elected, or until he resigns or is removed from the Board. Class I directors will be elected by plurality vote. The Board of Directors unanimously recommends a vote FOR the director nominees.

The following are brief biographical sketches of each of our directors and nominees, including their experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each director or nominee should, in light of the Company’s business and structure, serve as a director of the Company.

Michael B. Targoff
Age:	65

Director Since:	November 2005

Class:	Class II

Business Experience:
Mr. Targoff has been Chief Executive Officer of Loral since March 1, 2006, President since January 8, 2008 and Vice Chairman of Loral since November 21, 2005. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company.

Other Directorships:
Director, Telesat Holdings Inc. (“Telesat Holdings”); Chairman of the Board and member of the Audit Committee of CPI International, Inc.; Director, Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of Leap Wireless International, Inc.; Director and Chairman of the Banking and Finance Committee and the Corporate Governance Committee of ViaSat, Inc.

Qualifications:
Mr. Targoff’s qualifications for service on our Board include his extensive understanding and knowledge of our business and the satellite industry, as well as demonstrated leadership skills and operating experience, acquired during more than 20 years of serving as a senior executive of the Company and its predecessors. As a director of other public and private companies in the telecommunications industry, Mr. Targoff also brings to the Company a broad-based business knowledge and substantial financial expertise.

Sai S. Devabhaktuni
Age:	38

Director Since:	November 2005

Class:	Class III

Business Experience:
Mr. Devabhaktuni is currently a managing principal of MHR Fund Management LLC (“MHR”), an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. Mr. Devabhaktuni has served MHR in various capacities since 1998.

Qualifications:
Mr. Devabhaktuni’s qualifications for service on our Board include his ability to bring and apply to the Company and its business his deep and extensive financial analytical skills and expertise developed while analyzing investment opportunities, as well as monitoring and supervising multiple investments on behalf of MHR. In addition, his thorough knowledge and analysis of various industries, including ours, enable him to offer the Board a broad perspective on the trends and competitive landscape faced by the Company.

Hal Goldstein
Age:	44

Director Since:	November 2005

Class:	Class III

Business Experience:	Mr. Goldstein is a co-founder of MHR and is currently a managing principal of MHR. Mr. Goldstein has served MHR in various capacities since 1996.

Qualifications:
Mr. Goldstein’s qualifications for service on our Board include his significant supervisory and oversight experience, as well as transactional expertise gained while structuring, acquiring and monitoring multiple and diverse portfolio investments and investment opportunities on behalf of MHR over the last 15 years. His role as a co-founder of MHR, together with his experience serving on the boards of various companies, also allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

John D. Harkey, Jr.
Age:	49

Director Since:	November 2005

Class:	Class I

Business Experience:	Mr. Harkey has been Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc. since 1998.

Other Directorships:
Director and Chairman of the Audit Committee of Energy Transfer Equity, L.P. and Emisphere Technologies, Inc.; Director and member of the Audit Committee and the Nominating and Corporate Governance Committee of Leap Wireless International, Inc.; Director and member of the Audit Committee and Corporate Governance Committee of Energy Transfer Partners, LLC.

Qualifications:
Mr. Harkey’s qualifications for service on our Board include his ability to provide the insight and perspectives of a successful and long-serving active chief executive officer of a major restaurant company. His service on the boards of several other public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Mark H. Rachesky, M.D.
Age:	51

Director Since:	November 2005

Class:	Class III

Business Experience:	Dr. Rachesky has been non-executive Chairman of the Board of Directors of Loral since March 1, 2006. Dr. Rachesky is a co-founder of MHR and has been its President since 1996.

Other Directorships (current):
Non-executive Chairman of the Board of Telesat Holdings; Non-executive Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc.; Director, Chairman of the Governance and Nominating Committee, member of the Compensation Committee and member of the Executive Committee of Emisphere Technologies, Inc.; Director and member of the Strategic Advisory Committee of Lions Gate Entertainment Corp.

Other Directorships (previous within the last five years):	Director of NationsHealth Inc. and Neose Technologies, Inc.

Qualifications:
Dr. Rachesky’s qualifications for service on our Board include his demonstrated leadership skills as well as his extensive financial expertise and broad-based business knowledge and relationships. In addition, as the President of MHR, with a demonstrated investment record in companies engaged in a wide range of businesses over the last 15 years, together with his experience as chairman and director of other public and private companies, Dr. Rachesky brings to the Company broad and insightful perspectives relating to economic, financial and business conditions affecting the Company and its strategic direction.

Arthur L. Simon
Age:	78

Director Since:	November 2005

Class:	Class I

Business Experience:	Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994.

Other Directorships:	Director and member of the Audit and Corporate Governance Committees of L-3 Communications Corporation.

Qualifications:
Mr. Simon’s qualifications for service on our Board include his significant experience in the satellite industry, having served as a director of the Company and its predecessor for 14 years. He also has significant expertise and background with regard to accounting and internal controls, having served in a public accounting firm for 38 years, 25 of which were as a partner, and having founded the aerospace/defense contracting group at his former firm. In addition, he brings to the Company substantial business knowledge gained while serving as an independent director for another public company in the aerospace and defense industry.

John P. Stenbit
Age:	69

Director Since:	June 2006

Class:	Class I

Business Experience:
Mr. Stenbit is a consultant for various government and commercial clients. From 2001 to his retirement in March 2004, he was Assistant Secretary of Defense of Networks and Information Integration/Department of Defense Chief Information Officer.

Other Directorships (current):
Director and member of the Nominating and Corporate Governance, Audit and Compensation Committees of Cogent, Inc.; Director and member of the Nominating and Corporate Governance and Compensation and Human Resources Committees of ViaSat, Inc.; Trustee of The Mitre Corp., a not-for-profit corporation, and member of the Defense Science Board, the Advisory Board of the National Security Agency, the Science Advisory Group of the US Strategic Command and the Naval Studies Board.

Other Directorships (previous within the last five years):	Director and member of the Governance and Nominating and Audit Committees of SM&A Corporation; Director and member of the Corporate Governance and Compensation Committees of SI International, Inc.

Qualifications:
Mr. Stenbit’s qualifications for service on our Board include his significant experience in the aerospace and satellite industries, having previously served as a senior executive of TRW for 10 years in positions with financial oversight responsibilities. He also has had a distinguished career of government service focused on the telecommunications and command and control fields. In addition, he brings to the Company a breadth of business knowledge gained while serving as an independent director for other technology companies.

Additional Information Concerning the Board of Directors of the Company

During 2009, the Board of Directors held six meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he was a member. We do not have a policy regarding directors’ attendance at annual meetings.

The Company is listed on the Nasdaq Stock Market and complies with the Nasdaq listing requirements regarding independent directors. Under Nasdaq’s Marketplace Rules, the definition of an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that all of our directors, except for Mr. Targoff, are independent directors; independent directors, therefore, constitute a majority of our Board. Non-management directors meet in executive sessions without members of the Company’s management at the conclusion of regularly scheduled Board meetings.

Indemnification Agreements

We have entered into Officers’ and Directors’ Indemnification Agreements (each, an “Indemnification Agreement”) with our directors and officers (each officer and director with an Indemnification Agreement, an “Indemnitee”). The Indemnification Agreement requires us to indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as that term is used in the Indemnification Agreement), except with regard to any Proceeding by or in our right to procure a judgment in our favor, against all Expenses and Losses (as those terms are used in the Indemnification Agreement), including judgments, fines, penalties and amounts paid in settlement, subject to certain conditions, actually and reasonably incurred in connection with such Proceeding, if the Indemnitee acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to our best interests. With regard to Proceedings by or in our right, the Indemnification Agreement provides similar terms of indemnification; no indemnification will be made, however, with respect to any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to us, unless a court determines that the Indemnitee is entitled to indemnification for such portion of the Expenses as the court deems proper, all as detailed further in the Indemnification Agreement. The Indemnification Agreement also requires us to indemnify an Indemnitee where the Indemnitee is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, as well as in other circumstances delineated in the Indemnification Agreement. The indemnification provided for by the Indemnification Agreement is subject to certain exclusions detailed therein. Our subsidiaries, Space Systems/Loral, Inc. (“SS/L”) and Loral Holdings Corporation both guarantee the due and punctual payment of all of our obligations under the Indemnification Agreements.

We have received requests for indemnification from our directors for any losses or costs they incurred as a result of certain shareholder lawsuits described below under “Legal Proceedings.”

Directors and Officers Liability Insurance

We have purchased insurance from various insurance companies against obligations we might incur as a result of our indemnification obligations of directors and officers for certain liabilities they might incur and insuring such directors and officers for additional liabilities against which they might not be indemnified by us. We have also procured coverage for our own liabilities in certain circumstances. Our cost for the annual insurance premium covering the period from November 21, 2009 to November 20, 2010 is $1,501,000.

Board Leadership Structure

Our bylaws do not require that the positions of Chairman of the Board and Chief Executive Officer be held by the same person or by different individuals, and our Board does not have a formal policy with respect to the separation or combination of these offices. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated because the Board believes that it is in the best interests of the Company and its stockholders to structure the leadership of the Company in this way. The Board believes that the separation of these two roles provides, at present, the best balance of these important responsibilities, with the Chairman directing the Company’s overall strategic direction and the Chief Executive Officer focusing on developing and implementing the Board-approved strategic vision and managing its day-to-day operations. Dr. Mark Rachesky serves as non-executive Chairman of the Board and Michael Targoff serves as Vice Chairman, Chief Executive Officer and President. The Board believes that it is appropriate for Dr. Rachesky to serve as non-executive Chairman because he is co-founder and President of MHR, our largest stockholder, and has extensive knowledge of and experience with our industry, demonstrated financial skills and a history of innovation and independent thinking, all of which enable him to provide broad insights and perspective in leading the Board. The Board believes that, given Mr. Targoff’s understanding of the history and operations of the Company, his knowledge of the satellite industry, his wealth of executive management experience and his entrepreneurial style and abilities, Mr. Targoff is well suited to focus on development and implementation of both the Company’s strategic initiatives as well as its day-to-day operations. Dr. Rachesky and Mr. Targoff frequently consult with one another with respect to all significant matters affecting the Company.

Board Role in Risk Oversight

The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s governance, strategy and planning, operations and infrastructure, compliance and reporting. The Board has delegated to the Audit Committee the responsibility for monitoring and overseeing the Company’s processes and procedures for risk assessment, risk management and compliance, including periodic reports on compliance with law and Company policies and consequent corrective action, if any. At the request of the Audit Committee, management has developed and is formalizing a comprehensive enterprise risk management program. This program will identify and focus on the particular risks that the Company faces, determine the risks that could have a material adverse effect on the Company, establish and document a mitigation plan for all significant risks and identify risks that may not be able to be mitigated. The enterprise risk management program will be linked to the Company’s existing program for compliance with Sarbanes Oxley 404 and will be coordinated with existing entity level controls and financial risk and fraud assessment processes that are already in place. The Chair of the Audit Committee reports on any significant risk matters to the Board as part of his reports on the Committee’s meetings and activities.

Legal Proceedings

Our directors were named as defendants in certain stockholder lawsuits described below.

Delaware Shareholder Litigation

On or about May 14, 2007, the Delaware Chancery Court entered an order consolidating two civil actions previously commenced by certain stockholders of the Company against the Company, MHR, certain funds affiliated with MHR (the “MHR Funds”) and other entities affiliated with MHR (collectively, MHR, the MHR Funds and such other entities, the “MHR Entities”) and the individual members of the Company’s Board of Directors under the caption In re: Loral Space and Communications Inc. Consolidated Litigation. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to a Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007 (as so amended and restated, the “Securities Purchase Agreement”). The plaintiffs alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors.

On September 19, 2008, the Delaware Chancery Court issued an opinion (the “Opinion”) finding that the sale of the preferred stock to the MHR Funds did not meet the entire fairness standard under Delaware law, and, on November 10, 2008, the Court entered an order (the “Implementing Order”) providing for a remedy. Pursuant to the Implementing Order, which became effective on December 22, 2008 upon entry of an order (the “Attorneys’ Fees Order”) resolving plaintiffs’ attorneys’ applications for attorneys’ fees and expenses discussed below, the Securities Purchase Agreement was reformed to provide for MHR to have purchased 9,505,673 shares of Loral Non-Voting Common Stock, par value $.01 per share (“Non-Voting Common Stock”), which are in all respects identical to and treated equally with shares of Voting Common Stock except for the absence of voting rights (other than as provided in Loral’s Amended and Restated Certificate of Incorporation or as provided by law), in exchange for the net payment of $293,250,000 made by the MHR Funds to Loral on February 27, 2007 in connection with the Securities Purchase Agreement. Pursuant to the Implementing Order, all other terms of the Securities Purchase Agreement are of no further force or effect. In the Implementing Order, the Delaware Chancery Court also entered final judgment in favor of director Stenbit and former director Olmstead and resolving all claims against the other directors on the basis set forth in its Opinion. The Delaware Chancery Court stated in its Opinion that, because the remedy being entered was one that could be effected as between the MHR Funds and Loral, it was not necessary to make findings about the extent to which the other individual director defendants would be subject to liability for breach of fiduciary duty, if at all.

New York Shareholder Litigation

On or about November 3, 2006, plaintiff Maxine Babus, derivatively on behalf of Loral Space & Communications Inc., filed a shareholder derivative complaint in the Supreme Court of the State of New York, County of New York, against all the members of the Loral Board of Directors and against Loral as a nominal defendant. On or about April 4, 2007, the plaintiff filed an amended shareholder class and derivative complaint against all members of the Loral Board of Directors, the MHR Entities and Loral as a nominal defendant. The litigation arose out of the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement. The plaintiff alleged, among other things, that the sale was not fair to the Company and resulted from breach of fiduciary duties by Loral’s directors. In light of the decision in the Delaware shareholder litigation discussed above, in April 2009, the plaintiff requested, and, in June 2009, the court entered, a voluntary discontinuance of the action with prejudice.

Insurance Coverage Litigation

The Company is obligated to indemnify its directors and officers for expenses incurred by them in connection with their defense in the Delaware shareholder derivative case, entitled In re: Loral Space and Communications Inc. Consolidated Litigation, relating to the Company’s sale of $300 million of preferred stock to the MHR Funds pursuant to the Securities Purchase Agreement, and the related Babus shareholder litigation in New York. The Company has purchased directors and officers liability insurance coverage that provides the Company with coverage of up to $40 million for amounts paid as a result of the Company’s indemnification obligations to its directors and officers and for losses incurred by the Company in certain circumstances, including shareholder derivative actions.

The Company’s insurers have denied coverage of an award of fees and expenses of $8.8 million to counsel for the derivative plaintiffs in the above-referenced Delaware litigation (the “Derivative Fee Award”) and of an award of fees and expenses of $10.6 million to class counsel in that litigation (the “Class Counsel Fee Award” and, together with the Derivative Fee Award, the “Fee Awards”). In December 2008, the insurers commenced an action against the Company in the Supreme Court of the State of New York, County of New York, seeking a declaratory judgment declaring that (x) the applicable insurance policies do not provide coverage for the Fee Awards; (y) even if the terms of the policies would otherwise cover the Fee Awards, Loral breached the cooperation clause of the policies thereby relieving the insurers of any liability under the policies; and (z) in the alternative, to the extent that the court finds that Loral is entitled to coverage of the Fee Awards, coverage is available only for a small portion of the Derivative Fee Award. The Company believes that the Fee Awards are covered by and reimbursable under its insurance and, in February 2009, the Company filed its answer and counterclaims in which it asserted its rights to coverage. In April 2009, the insurers filed their reply and defenses to the Company’s counterclaims. In May 2009, the insurers filed a motion for partial summary judgment declaring that there is no coverage for the Fee Awards. In July 2009, the Company filed its opposition to the insurers’ motion and its own cross motion for partial summary judgment declaring that the Fee Awards are covered under the applicable insurance policies. In February 2010, the court granted the Company’s motion and denied the insurers’ motion, declaring that the Fee Awards are covered by the applicable insurance policies. The insurers have appealed the court’s decision.

The Company has received requests for indemnification and advancement of expenses from its directors who are not affiliated with MHR under their indemnification agreements with the Company for any losses or costs they may incur as a result of the In re: Loral Space and Communications Inc. Consolidated Litigation and Babus lawsuits. As of March 22, 2010, after giving effect to a $5.0 million deductible, the insurers have advanced approximately $9.8 million in defense costs for the Company’s directors who are not affiliated with MHR, but have denied coverage for approximately $1.6 million of such defense costs (the “Denied Fees and Expenses”). The Company is disputing the insurers’ denial of the Denied Fees and Expenses and is seeking to recover such fees and expenses in the above-referenced insurance coverage litigation.

In addition, the Company has received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million (the “MHR-Affiliated Director Indemnity Claim”). The Company has received an opinion from an independent counsel that the MHR-affiliated directors are entitled to indemnification for reasonable expenses incurred by them in defense of the claims asserted against them in their capacity as directors. The Company has referred the request for indemnification to Mr. John Stenbit, who has been appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification. Since the special committee has not yet made any determinations with respect to its assignment, the Company cannot estimate how much, if any, of the $18 million claimed by the directors affiliated with MHR will be subject to indemnification. The insurers have taken the position that no coverage is available for the MHR-Affiliated Director Indemnity Claim. The Company does not agree with the insurers’ position and is seeking to recover from the insurers in the above-referenced insurance coverage litigation any fees and expenses that may properly be payable to the MHR-affiliated directors.

There can be no assurance that the Company’s positions regarding insurance coverage for the Fee Awards, the Denied Fees and Expenses or the MHR-Affiliated Director Indemnity Claim will prevail or, if it does prevail on one or more of its positions, that the coverage limit will be adequate to cover the Fee Awards, all defense costs for its directors (including any amounts properly payable to the MHR-affiliated directors) and the Denied Fees and Expenses.

Director Compensation

Board and Committee Compensation Structure

The Board of Directors has adopted a compensation structure for directors designed to achieve the following goals:

•	Fairly pay directors for work required for a company of Loral’s size and scope;

•	Align directors’ interests with the long-term interests of stockholders; and

•	Provide a compensation structure that is simple, transparent and easy to understand.

The compensation structure that was adopted is as follows:

Board and Committee Compensation Structure

			Telephonic
			Meeting Fee
	Annual	In-Person	(over	Annual
	Fee(1)	Meeting Fee(2)	30 minutes)(3)	Stock Award(4)	Medical

Board of Directors	$25,000	$1,500	$1,000	2,000 Restricted Stock Units; 5,000 Restricted Stock Units for non-executive Chairman (vesting over two years)	Eligible for Loral Medical Plan at Company’s expense if not otherwise employed full-time

Executive Committee	No extra fees unless set on an ad hoc basis by Board of Directors

Audit Committee
Chairman	$15,000	$1,000	$500
Member	$5,000	$1,000	$500

Compensation Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

Nominating Committee
Chairman	$5,000	$1,000	$500
Member	$2,000	$1,000	$500

(1)	Annual fees are payable to all directors, including Company employees.

(2)	In-person meeting fees are not paid to Company employees.

(3)
Telephonic meeting fees are not paid to Company employees. For meetings of less than 30 minutes in duration, per meeting fees may be paid if, in the discretion of the Chairman of the Board or Committee, as applicable, meaningful preparation was required in advance of the meeting.

(4)	The annual grant of restricted stock units is not awarded to directors who are Company employees.

Directors Compensation for Fiscal 2009

For fiscal year 2009, Loral provided the compensation set forth in the table below to its directors.

On May 19, 2009, the Board of Directors approved grants of 15,000  restricted stock units to our non-executive directors as a group as compensation for services rendered during 2009 (5,000 units to Dr. Rachesky and 2,000 units to each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit). These restricted stock units vest evenly on the first and second anniversary of the grant date, and each director’s restricted stock units will be settled on the earlier of death of the director, the date the director undergoes a separation of service from the Company and the date of a change in control of the Company.

2009 Director Compensation

	Fees
	Earned
	or Paid		Stock
Name	in Cash		Awards(1)	Total

Mark H. Rachesky, M.D.	$35,500		$169,550	$205,050

Michael B. Targoff(2)	$25,000		—	$25,000

Sai Devabhaktuni	$30,000		$67,820	$97,820

Hal Goldstein	$33,000		$67,820	$100,820

John D. Harkey, Jr.	$46,000		$67,820	$113,820

Arthur L. Simon	$50,500		$67,820	$118,320

John P. Stenbit	$70,500	(3)	$67,820	$138,320

(1)
The amounts in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units granted to our directors on May 19, 2009. All amounts are based on the price of our Voting Common Stock on the date of grant ($33.91 per unit). As of December 31, 2009, Dr. Rachesky held 5,000, and each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit held 2,000, restricted stock units, respectively. In addition, as of December 31, 2009, Dr. Rachesky held 2,500, and each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit held 1,000, shares of restricted stock, respectively, that were granted to them on May 20, 2008.

(2)
Does not include compensation paid to Mr. Targoff in his capacity as Chief Executive Officer and President of the Company, which compensation is set forth below under “Executive Compensation — Compensation Tables — Summary Compensation Table.” Does not include a grant of restricted stock units in March 2009 and a grant of stock options awarded in June 2009, in each case, awarded to Mr. Targoff in his capacity as Chief Executive Officer and President of the Company. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-term Incentive Compensation” for a discussion of the equity awards to Mr. Targoff.

(3)
Includes $30,000 of per diem fees received in 2009 by Mr. Stenbit for service on a special committee of the Board formed, in connection with an indemnification claim by the directors affiliated with MHR, to determine the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”). Does not include $39,000 of fees received in 2009 by Mr. Stenbit for service in 2008 on a special committee of the Board formed to investigate and decide on behalf of the Company, whether, to the extent the Company became obligated to pay plaintiffs’ attorneys’ fees (either pursuant to a court award against the Company or pursuant to a court approved settlement with plaintiffs’ attorneys) in the Delaware shareholder litigation (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”), the Company can and should bring a claim against MHR to recover such fees.

Committees of the Board of Directors

The Company’s standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations — Corporate Governance section of our website at www.loral.com. These documents are also available upon written request to: Investor Relations, Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016. The Executive Committee does not have a charter. Information concerning these committees is set out below.

Audit Committee

Members:	Arthur L. Simon (Chairman), John D. Harkey, Jr., John P. Stenbit
Number of Meetings in 2009:	7

The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Moreover, the Board of Directors has determined that one of the Committee’s members, Mr. Simon, qualifies as an “audit committee financial expert” as defined by the SEC. The Board of Directors has also determined, as required by the Audit Committee charter, that Mr. Harkey’s service on the audit committee of more than three public companies does not impair his ability to effectively serve as a member of our Audit Committee.

The Audit Committee is generally responsible for, among other things, (i) the appointment, termination and compensation of the Company’s independent registered public accounting firm and oversight of their services; (ii) approval of any non-audit services to be performed by the independent registered public accounting firm and related compensation; (iii) reviewing the scope of the audit proposed for the current year and its results; (iv) reviewing the adequacy of our disclosure and accounting and financial controls; (v) reviewing the annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm; (vi) monitoring the Company’s and the independent registered public accounting firm’s annual performance under the requirements of Sarbanes Oxley Act Section 404; and (vii) reviewing the internal audit function and findings from completed internal audits. The Audit Committee is also responsible for monitoring and overseeing the Company’s processes and procedures for risk assessment, risk management and compliance (see “Additional Information Concerning the Board of Directors of the Company – Board Role in Risk Oversight”).

Compensation Committee

Members:	Mark H. Rachesky, M.D. (Chairman), John D. Harkey, Jr.
Number of Meetings in 2009:	5

Our Compensation Committee has primary responsibility for overseeing our executive compensation program, including compensation of our named executive officers listed in the compensation tables that follow. Our Compensation Committee is composed of independent directors, as determined by Nasdaq listing standards. The Committee’s responsibilities are set forth in its charter. In order to fulfill its responsibilities pertaining to executive and director compensation, the Committee:

•	Reviews, approves and, when appropriate, recommends to the Board the compensation of officers and other senior executives of the Company;

•	Proposes the adoption, amendment and termination of compensation plans and programs and oversees the administration of these plans and programs;

•
Reviews, approves and, when appropriate, recommends to the Board the form and amount of all stock incentive awards provided to eligible executives pursuant to our Amended and Restated 2005 Stock Incentive Plan; and

•	Reviews and recommends to the Board the form and amount of compensation paid to the Company’s directors.

Our Compensation Committee has the authority to retain a consulting firm to assist it in the evaluation of compensation for our officers and has the authority to approve the consultant’s fees and other retention terms. In 2009, the Committee retained Hewitt Associates as its executive compensation consultant. In selecting this consultant, the Committee considered the reputation and experience of the consultant as well as its independence. During the course of the year, Hewitt has assisted the Compensation Committee by offering market perspectives on annual pay and performance reviews and compensation programs currently in place at the Company and providing design recommendations for the Company’s long-term incentive program.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a present or former officer of, or employed by, the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity the executive officers of which entity serve either on the Company’s Board of Directors or Compensation Committee. Dr. Rachesky is a co-founder and President of MHR, affiliated funds of which have engaged in transactions with the Company. See “Certain Relationships and Related Transactions — MHR Fund Management LLC.”

Executive Committee

Members:	Michael B. Targoff (Chairman), Mark H. Rachesky, M.D.
Number of Meetings in 2009:	None

The Executive Committee performs such duties as are from time to time determined and assigned to it by the Board of Directors.

Nominating Committee

Members:	John D. Harkey, Jr. (Chairman), Hal Goldstein
Number of Meetings in 2009:	None

The Nominating Committee assists the Board of Directors in (i) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board) and (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The Nominating Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. Under its charter, the Nominating Committee seeks director nominees who have demonstrated exceptional ability and judgment. Nominees will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by the Chief Executive Officer and stockholders of the Company. The Nominating Committee will review all candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under “Other Matters — Stockholder Proposals for 2011.”

Neither the nominating committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director candidates. As discussed above, however, the primary goal of the Nominating Committee is to identify candidates to ensure that the entire Board collectively serves the interests of the stockholders. Thus, in striving to achieve this goal, the Nominating Committee believes it is appropriate to consider a broad range of factors, including, among others, age, experience, skill, judgment and diversity of ethnic and cultural background of candidates for director.

PROPOSAL 2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of Deloitte & Touche LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and certain permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee as reported in our most recently filed proxy statement with the SEC. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. The Audit Committee also pre-approves any proposed engagement to provide permitted services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. The Audit Committee chairman or another designated committee member may approve these services and related fees and expenses on behalf of the Audit Committee and report such to the Audit Committee at the next regularly scheduled meeting.

Financial Statements and Reports

The financial statements of the Company for the year ended December 31, 2009 and the reports of the independent registered public accounting firm will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

During 2008 and 2009, Deloitte & Touche LLP and its affiliates (collectively, “Deloitte”) provided services consisting of the audit of the annual consolidated financial statements and internal controls over financial reporting of the Company, review of the quarterly financial statements of the Company, stand-alone audits of subsidiaries, accounting consultations and consents and other services related to SEC filings and registration statements filed by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other permitted services to the Company in 2008 and 2009 consisting primarily of tax compliance, consultation and related services.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting for the fiscal years ended 2008 and 2009, for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2008 and 2009 fiscal years, for stand-alone audits of our subsidiaries and for accounting research and consultation related to the audits and reviews totaled approximately $3,720,400 for 2008 and $2,854,800 for 2009. These fees were approved by the Audit Committee.

Audit-Related Fees

The aggregate fees billed by Deloitte for audit-related services for the fiscal years ended 2008 and 2009 were $29,000 and $54,000, respectively. These fees related to research and consultation on various filings with the SEC and were approved by the Audit Committee.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services for the fiscal years ended 2008 and 2009 were $1,928,300 and $1,393,900 respectively. These fees related to tax consultation, preparation of federal and state tax returns and related services and were approved by the Audit Committee.

All Other Fees

There were no fees billed by Deloitte for services rendered to the Company other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the fiscal years ended 2008 and 2009.

In its approval of these non-audit services, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Directors who serve on the Audit Committee are all “independent” for purposes of Nasdaq listing standards and applicable SEC rules and regulations. Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America and on the effectiveness, in all material respects, of internal control over financial reporting, based on criteria established in “Internal Control – An Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have reviewed and discussed with management the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2009, and management’s assessment of, and the independent audit of, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009.

For 2009, the Audit Committee operated under a written charter adopted by the Board of Directors which is available on the Company’s website at www.loral.com. All of the responsibilities enumerated in such charter, as in effect during 2009, were fulfilled for the year ended December 31, 2009.

We have reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and PCAOB Interim Standard, Communication with Audit Committees, as amended, Rule 2-07, Communication with the Audit Committee, of Regulation S-X of the SEC and PCAOB Auditing Standard No. 5.

We have received and reviewed the written disclosures from Deloitte & Touche LLP, required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The Audit Committee

Arthur L. Simon, Chairman
John D. Harkey, Jr.
John P. Stenbit

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains the Company’s executive compensation program as it relates to the following named executive officers.

Name	Title

Michael B. Targoff	Vice Chairman of the Board of Directors, Chief Executive Officer and President
C. Patrick DeWitt	Senior Vice President and Chief Executive Officer of Space Systems/Loral, Inc.
Harvey B. Rein	Senior Vice President and Chief Financial Officer
Avi Katz	Senior Vice President, General Counsel and Secretary
Richard P. Mastoloni	Senior Vice President — Finance and Treasurer

Mr. DeWitt retired from his position as Senior Vice President of the Company and Chief Executive Officer of SS/L effective as of December 31, 2009 and currently serves as Chairman of the Board of SS/L.

Objectives and Philosophy

Our executive compensation program is established and administered by our Compensation Committee (the “Committee”) and is designed to (i) attract and retain high quality named executive officers, who are critical to our long-term success and (ii) reward our named executive officers for achieving our short-term business and long-term strategic goals. The Committee determines target total direct compensation levels for our named executive officers based on several factors, including:

•	Each executive officer’s role and responsibilities;

•	The total compensation of executives who perform similar duties at other companies;

•	The total compensation for the executive officer during the prior fiscal year;

•	How the executive officer may contribute to our future success; and

•	Other circumstances as appropriate.

“Total direct compensation” is comprised of base salary, annual bonus compensation (identified in the Summary Compensation Table below in both the Non-Equity Incentive Plan Compensation and Bonus columns) and long-term incentive compensation in the form of equity awards. Each of these elements of total direct compensation is discussed in more detail below.

Our executive compensation program is designed to reward our named executive officers for performance in relationship to achievement of corporate and personal performance goals. The Committee seeks to set compensation for the named executive officers at levels that are competitive in our industry, which is highly specialized and generally comprised of firms that are significantly larger in size than we are and for which the supply of qualified and talented executives is limited. For these reasons, it is the Committee’s goal to set total direct compensation levels for our named executive officers to fall generally between the 50th and 75th percentile for comparable positions at our peer companies if target levels for the performance measures are achieved.

When evaluating compensation for our named executive officers, the Committee considers each element of total direct compensation, as well as other compensatory benefits and potential compensation payable to executive officers in the event of termination. These other benefits and compensation include retirement benefits, deferred compensation account balances and potential benefits which may be payable upon separation from the Company. The nature of this other compensation is different from total direct compensation because it involves, in the case of retirement benefits and deferred compensation account balances, compensation payable only in the future, and, in the case of deferred compensation account balances and termination benefits, compensation which is contingent upon the possible occurrence of future events. When making pay decisions, the Committee does not consider each element of compensation in isolation; rather, the Committee considers the overall compensation package for each named executive officer with a view to ensuring that it is balanced to achieve the objectives noted above.

The Role of Peer Groups, Surveys and Market Analysis

The Committee from time-to-time reviews market analyses assessing the extent to which the compensation  program established for our named executive officers is competitive compared to a group of peer companies to ascertain whether the Company is paying its named executive officers in accordance with the Company’s stated compensation philosophy (as discussed under “Objectives and Philosophy” above). For 2009, the Committee retained a compensation consultant, Hewitt Associates (“Hewitt”), to prepare an assessment of general market compensation practices in our and related industries and an analysis of the compensation levels for our senior executives, including our named executive officers. This assessment is referred to as the “2009 Executive Compensation Review.” The 2009 Executive Compensation Review was used to compare our named executive officers’ compensation levels to compensation levels at other companies, particularly looking at base salary, actual annual incentives, long-term incentives and the total of these three pay elements.

Specifically, the 2009 Executive Compensation Review consisted of an assessment using external benchmarks from two data samples:  (x) data from a customized compensation peer group (the “Proxy Peer Group”) derived from publicly disclosed filings; and (y) a high tech/general industry sample of organizations with a technology/manufacturing orientation (the “Hi-Tech/GI Group”).

The Proxy Peer Group consisted of 17 companies that may be viewed as similar or related to Loral and with which Loral competes in the marketplace both for business and for executive talent. The companies comprising our Proxy Peer group in 2009 were:

American Tower Corporation	EchoStar Corporation	Orbital Sciences Corporation
Arris Group Inc.	Harris Corporation	Sirius/XM Satellite Radio Inc.
Ball Corporation	Hughes Communications Inc.	Teledyne Technologies Inc.
The Boeing Company	ITT Corporation	UTStarcom Inc.
Centennial Communications	Lockheed Martin Corporation	ViaSat Inc.
Comtech Telecommunications	Northrop Grumman Corporation

The Hi-Tech/GI Group consisted of an aggregation of general manufacturing and technology-oriented survey data from two data sources.

•	2008 Hewitt Total Compensation Measurement (TCM™) Database — 68 manufacturing companies with revenues between $500 million and $1.5 billion

•
2008 Radford Executive Survey — 105 technology companies with revenues greater than $200 million, using an average of two distinct segments (organizations with revenues between $200 million and $1 billion and organizations with revenues greater than $1 billion)

Using the above-described data sources, the 2009 Executive Compensation Review evaluated the components of pay (base salary, annual bonus compensation and long-term incentives – see “Elements of Compensation” below) for Loral’s named executive officers as compared to officers in similar positions in the data sources. The study concluded that, overall, target total direct compensation for our named executive officers, excluding Mr. Targoff, fell at or considerably below, the market median, primarily as a result of the absence of any significant long-term incentive awards to Mr. DeWitt and the absence of any long-term incentive awards to Messrs. Rein, Katz and Mastoloni. Mr. Targoff’s target total direct compensation measured between the median and the 75th percentile for the Proxy Peer Group but exceeded the 75th percentile of the Hi-Tech/GI Group. The study also concluded that, overall, target total cash compensation (base salary and annual bonus) for the named executive officers is positioned between the median and the 75th percentile of the Proxy Peer Group and slightly above the 75th percentile for the Hi-Tech/GI Group.

In addition, in connection with the 2009 Executive Compensation Review discussed above, at the request of the Committee, Hewitt also reviewed and evaluated our annual MIB program and our long-term incentive program as compared to market practice (the “Annual and Long-Term Incentive Review”). For this review, Hewitt used a custom peer group of 36 companies participating in Hewitt’s TCM™ database that provided data regarding the design of their annual and long-term incentive programs and that had an industry focus similar to that of Loral. Based on this review, Hewitt concluded that our MIB plan is aligned with our internal objectives and generally consistent with annual bonus practices of peer companies, but, because of the absence of any significant long-term incentive awards to Mr. DeWitt and the absence of any long-term incentive awards to Messrs. Rein, Katz and Mastoloni, our long-term incentive program for the named executive officers (other than Mr. Targoff) trailed competitive practice with respect to the general executive population in the study.

Based on the 2009 Executive Compensation Review, the Committee confirmed that cash compensation levels for the Company’s named executive officers were either in line with or slightly above our current objectives and current market conditions, and, accordingly, other than the ordinary course cost of living adjustments discussed below in “Elements of Compensation – Base Salary,” no pay changes were made in 2009 for the named executive officers. Further, based on the 2009 Executive Compensation Review and the Annual and Long-Term Incentive Review, the Committee decided to approve certain long-term incentive awards for the named executive officers as described below under “Long-term Incentive Compensation.”

Elements of Compensation

Total Direct Compensation — Cash and Stock Incentives

Our total direct compensation consists of three components:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Equity incentive awards.

Base Salary

We provide a base salary for services rendered by our named executive officers throughout the year to give them resources upon which to live and to provide a portion of compensation which is assured in order to help provide them with a certain level of financial security. When determining base salary, we may consider a number of factors, to the extent they are relevant to any named executive officer in any year, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way.

For 2009, Mr. Targoff’s base salary was established by his employment agreement (see “Employment Agreements” below) and remained unchanged from 2008. In light of the global economic downturn, the uncertain economic environment for the Company and SS/L and as part of our efforts to monitor and control costs in order to ensure the financial health of the Company and SS/L, effective January 1, 2009, the Company and SS/L implemented salary freezes for all employees, including the named executive officers. The salary freeze was consistent with actions taken by many other companies in the United States. Effective August 1, 2009, the salary freeze was lifted, and the Committee approved a 3% increase in base salary for each of Messrs. Rein, Katz and Mastoloni. This increase was approved by the Committee as an ordinary course cost of living adjustment. Mr. DeWitt did not receive a salary increase in 2009.

Annual Bonus Compensation

We provide annual cash bonus incentives for our named executive officers under our Management Incentive Bonus or MIB program to motivate and reward our named executive officers for achieving annual, short-term corporate goals. Each named executive officer has a target bonus opportunity, which is payable upon the achievement of certain performance goals at the target level. The Committee administers the MIB program, sets target bonus opportunities and annual performance goals and determines the degree to which goals have been achieved and the amounts payable under the MIB program each year. The table below sets forth the target bonus opportunity for each named executive officer.

Name	Target Bonus Opportunity (as a % of salary)

Michael B. Targoff	125%
C. Patrick DeWitt	60%
Harvey B. Rein	45%
Avi Katz	45%
Richard P. Mastoloni	45%

The target bonus opportunity for Mr. Targoff is set by his employment agreement (see “Employment Agreements” below), and target bonus opportunities for the other named executive officers were set in accordance, and were consistent, with past practice.

Our named executive officers may earn more or less than their target bonus opportunities if actual performance was within certain ranges above or below the targeted performance. Specifically, in 2009, the program provided the named executive officers with the opportunity to earn up to 130% of their target percentage for performance at the highest performance level of each component and 70% of their target percentage for performance at the minimum or threshold level of performance for each component, below which level no bonus could be earned. Thus, for each named executive officer, the bonus amount paid could increase or decrease proportionately in accordance with performance against our performance measures. For example, in the case of the CEO, performance at the highest level for each component would mean that he could earn up to 162.5% of his base salary as a bonus, and performance at the threshold level for each component would mean that he could earn 87.5% of his base salary as a bonus.

Our 2009 MIB program structure is described in detail below and was similar to the structure used during 2008. The metrics used in 2009, however, were simplified and refined, and the weighting of the factors was also changed somewhat from that used in 2008. These changes were made to more accurately link a named executive officer’s bonus opportunity to actual performance. For example, the metrics related to SS/L’s performance in 2009 were refined so that one metric – SS/L Backlog EBITDA (as defined below) –  focused exclusively on performance for programs already in existence at the start of the year, while another metric – SS/L New Business Benefit (as defined below) – focused exclusively on contribution from new programs awarded during the year. Through this change, programs booked during the year were not counted in both the EBITDA and new business formulas, eliminating the disproportionate effect that new programs had in MIB programs for previous years. As in 2008, 50% of Mr. Targoff’s bonus opportunity was tied to Telesat performance because a significant portion of Mr. Targoff’s time is devoted to his service on Telesat’s board of directors, to consultations with senior management at Telesat and to overseeing Loral’s rights under the Shareholders’ Agreement with PSP, its Canadian partner in Telesat.1 Also, as in 2008, Mr. DeWitt’s bonus opportunity was tied solely to performance at SS/L, but the weighting of the various components was adjusted, with the weighting of the EBITDA-related factor increasing from 25% to 50%. The Committee believed that this was appropriate because Mr. DeWitt was responsible for the performance of the Company’s SS/L subsidiary and EBITDA achievement was, in the Committee’s view, the most important metric in driving stockholder value. In addition, the weighting for individual objectives for each of Messrs. Rein, Katz and Mastoloni was increased from 25% to 33⅓% in order to more closely align their annual bonus with the factors over which they had direct responsibility and control.

1  On October 31, 2007, Loral and its Canadian partner, Public Sector Pension Investment Board (“PSP”), through Telesat Holdings, a newly-formed joint venture, completed the acquisition of Telesat Canada (“Telesat”) from BCE Inc. In connection with this acquisition, Loral transferred on that same date substantially all of the assets and related liabilities of its Loral Skynet subsidiary to Telesat. Loral holds a 64% economic interest and a 33⅓% voting interest in Telesat Holdings. In this Proxy Statement, we refer to Telesat Canada as “Telesat” and to the acquisition of Telesat and the related transfer of Loral Skynet to Telesat as the “Telesat transaction.”

All named executive officers, except for Mr. DeWitt, were eligible for bonuses under the Corporate 2009 MIB Plan. Mr. DeWitt was eligible under the SS/L 2009 MIB Plan.

Mr. Targoff

In 2009, the Corporate MIB Plan for Mr. Targoff measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
Corporate MIB EBITDA Formula	31¼%
SS/L New Business Benefit	18¾%
Telesat MIB EBITDA Formula	50%

Mr. DeWitt

The SS/L MIB Plan for 2009 for Mr. DeWitt measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
SS/L MIB EBITDA Formula	50%
SS/L New Business Benefit	30%
SS/L Year-End Cash Balance	20%

Messrs. Rein, Katz and Mastoloni

The Corporate MIB Plan for 2009 for Messrs. Rein, Katz and Mastoloni measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
Corporate MIB EBITDA Formula	41⅔%
SS/L New Business Benefit	25%
Individual Objectives	33⅓%

EBITDA Formulas

In evaluating our financial performance, we use “Adjusted EBITDA” as a measure of our profit or loss. For a full discussion of how we calculate Adjusted EBITDA, please see Note 15 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.

Corporate MIB EBITDA Formula. As stated above, 31¼% of Mr. Targoff’s MIB opportunity and 41⅔% of the MIB opportunity for Messrs. Rein, Katz and Mastoloni was based on a Corporate MIB EBITDA Formula. This formula is based on SS/L Adjusted EBITDA from backlog programs (“SS/L Backlog EBITDA”), less corporate expenses for the year ended December 31, 2009, adjusted for non-recurring or unusual items and non-operating changes from the plan. This means that we first measure SS/L Adjusted EBITDA from programs in backlog at January 1, 2009 on a stand-alone basis. Then, we subtract corporate expenses for the year ended December 31, 2009 and further adjust both SS/L’s Backlog EBITDA and corporate expenses to exclude the effect of unusual and non-recurring charges and non-operating charges. In 2009, in addition to the exclusions related to SS/L Backlog EBITDA discussed below, the exclusions related to corporate expenses included deferred compensation expense, expense related to SS/L Phantom SARs (see “Long-term Incentive Compensation” below) and extraordinary legal fees. In this discussion, we refer to SS/L Backlog EBITDA, less corporate expenses, as further adjusted for these exclusions, as “Corporate MIB EBITDA.” In 2009, management provided the Committee and the Board with a matrix of Corporate MIB EBITDA values defining five different performance levels at which officers could earn between 70% and 130% of their target bonuses. The Corporate MIB EBITDA goals were as follows:

Corporate MIB EBITDA Target (dollars, in millions)	Percent of Target Bonus

18.5	70%
22.9	85%
27.2	100%
31.6	115%
35.9	130%

Telesat MIB EBITDA Formula. As stated above, 50% of Mr. Targoff’s MIB opportunity was based on Telesat performance. This formula is based on Telesat Adjusted EBITDA, adjusted for non-recurring or unusual items and non-operating changes from the plan. In 2009, these exclusions included the effect of foreign exchange rate changes, the effect of the sale of Telstar 10, EBITDA generated by the earlier-than-planned launch and in-service date of Nimiq 5 and severance and pension expenses. In this discussion, we refer to Telesat Adjusted EBITDA, as further adjusted for these exclusions, as “Telesat MIB EBITDA.” In 2009, management provided the Committee and the Board with a matrix of Telesat MIB EBITDA values defining five different performance levels at which Mr. Targoff could earn between 70% and 130% of his target bonus. The Telesat MIB EBITDA goals were as follows:

Telesat MIB EBITDA Target (CAD, in millions)	Percent of Target Bonus

510.6	70%
524.1	85%
537.5	100%
550.9	115%
564.4	130%

SS/L MIB EBITDA Formula. As stated above, 50% of Mr. DeWitt’s MIB opportunity was based on SS/L Adjusted EBITDA. This formula is based on SS/L Backlog EBITDA, adjusted for non-recurring or unusual items and non-operating changes from the plan. This means that we first measure SS/L Adjusted EBITDA from programs in backlog at January 1, 2009 on a stand-alone basis. Then, we adjust SS/L’s Backlog EBITDA to exclude the effect of unusual and non-recurring charges and non-operating charges. In 2009, these exclusions included principally deferred compensation expense, expense related to SS/L Phantom SARs (see “Long-term Incentive Compensation” below) and net periodic pension and other benefits costs that were higher than plan, partially offset by certain benefits achieved as a result of overhead rates being lower than plan. In this discussion, we refer to SS/L Adjusted EBITDA, as further adjusted for these exclusions, as “SS/L MIB EBITDA.” In 2009, management provided the Committee and the Board with a matrix of SS/L MIB EBITDA values defining five different performance levels at which officers could earn between 70% and 130% of their target bonuses. The SS/L MIB EBITDA goals were as follows:

SS/L MIB EBITDA Target (dollars, in millions)	Percent of Target Bonus

32.0	70%
35.8	85%
39.5	100%
43.3	115%
47.0	130%

In setting Corporate MIB EBITDA, Telesat MIB EBITDA and SS/L MIB EBITDA targets for the MIB program, the Committee reviewed the budgets developed by our management and approved by our Board. The Committee used the budgeted numbers as the “target” due to the rigor and tactical planning involved in their development, the importance of achieving these goals as part of our longer term strategic plan and the acceptance of management’s commitments by the Board. The Committee and the Board believed that achieving these budgets would represent a fair target for management when considering internal and external challenges expected to affect us in 2009. These challenges included the global economic environment, the extremely competitive nature of the satellite manufacturing and operating industries, as well as, insofar as SS/L was concerned, improving SS/L’s operating metrics, including performance of technically difficult programs. The “threshold” MIB EBITDA metrics were set below the “target” amounts. These amounts were considered minimally acceptable, but likely achievable given the factors discussed above. The “outstanding” MIB EBITDA metrics were set  higher than the “target” amounts. These levels were considered to be a significant stretch above budget and would be quite difficult to achieve given the challenges faced by management.

SS/L Performance Formulas

In addition to the SS/L MIB EBITDA Formula, two other metrics were used in 2009 to measure SS/L performance:  SS/L New Business Benefit and SS/L Year-End Cash Balance. These formulas are described below.

SS/L New Business Benefit. This component measures the amount of expected contribution over the period of performance from new satellite awards won during the year. In computing new business benefit, for each new program booked during the year with warranty payback instead of orbital incentives, 10% of the program contribution would be added to the achievement amount, and for each new program booked without any post in-orbit test risk (i.e. without either warranty payback or orbital incentives), an additional 2% of program contract value would be added to the achievement amount. This component was designed to motivate SS/L employees to maximize the expected economic value of new awards during the year and measures achievement of specific quantitative goals relating to benefit from new business during 2009.

SS/L Year-End Cash Balance. This component measures the level of cash on SS/L’s balance sheet at year-end. Attainment of the cash balance target is based upon a subjective assessment of cash management including indirect expenditures, capital expenditures, inventory balances and program assets. This component was designed to motivate SS/L to maximize the amount of cash on its balance sheet by improving contract performance and by reducing spending. In 2009, management provided the Committee and the Board with a matrix of SS/L Year-End Cash Balance values defining five different performance levels at which officers could earn between 70% and 130% of their target bonuses. The SS/L Year-End Cash Balance goals were as follows:

SS/L Year-End Cash Balance Target (dollars, in millions)	Percent of Target Bonus

48.3	70%
58.7	85%
69.0	100%
79.4	115%
89.7	130%

In 2009, each of the goals in the SS/L performance formulas was set to challenge and motivate the executives, while making achievement of target levels at the 100% level, albeit difficult, readily achievable. Target goals at the 100% level were set with the objective of making it just as likely for SS/L’s executives to achieve those goals as it would be for them to miss the goals. In 2008, SS/L achieved performance at close to the 100% level with respect to similar (but not identical) performance targets. The Company believes that the actual dollar targets of the SS/L New Business Benefit formula are proprietary and confidential and that disclosure of such targets would be competitively harmful to the Company.

SS/L Executive Performance Awards

In addition to the basic SS/L MIB plan described above, in 2009, SS/L instituted a program to reward its senior executives, including Mr. DeWitt, for performance that was well above the targets established by the basic MIB plan. Depending on the level of achievement of SS/L MIB EBITDA and SS/L New Business Benefit, executive performance awards could range from 0% up to 41.5% of base salary. Specifically, with respect to SS/L MIB EBITDA, for achievement of SS/L MIB EBITDA between $52.0 million and $62.5 million, senior executives could earn up to 20.75% of base salary. Similarly, with respect to SS/L New Business Benefit, for achievement of contribution from new programs at levels that were significantly above the basic targets, senior executives could earn up to 20.75% of base salary. Interpolation applies for performance between established levels, and the maximum bonus that could be earned by any senior executive through the basic MIB plan and the executive performance plan was limited to 100% of base salary.

SS/L Qualitative Performance Awards

In addition to the basic SS/L MIB plan and the SS/L Executive Performance plan, for SS/L personnel, including Mr. DeWitt, there were qualitative factors that could increase bonuses. Bonuses for SS/L executives could be increased or decreased by up to 10% of their targets based on qualitative measures of compliance with Sarbanes Oxley issues. Awards under this component of SS/L’s MIB plan are made by the Committee based on the subjective recommendation of SS/L management.

Individual Objectives

As stated above, 33⅓% of the MIB opportunity for each of Messrs. Rein, Katz and Mastoloni was based on individual performance objectives that were assigned to them by the Committee for 2009.

Objectives for Mr. Rein were to:
•	provide leadership and oversight of the Company’s financial function;
•	timely and accurately file all SEC reports and improve the efficiency of periodic closes and financial reporting;
•	explore pension plan funding alternatives; and
•	complete transition as a result of restructuring efforts.

Objectives for Mr. Katz were to:
•	ensure timely (by SEC due dates) and accurate filing of all SEC reports under control of the legal department and other SEC support as required;
•	effectively manage all litigation;
•	provide legal support as required for SS/L and joint venture businesses and Company transactions;
•	manage and oversee corporate governance functions; and
•	design and implement a long-term incentive plan for SS/L and corporate employees.

Objectives for Mr. Mastoloni were to:
•	manage the Company’s and SS/L’s Treasury groups to reach their objectives and support Treasury initiatives;
•	ensure and monitor funding and liquidity of the Company and SS/L at all times;
•	manage cash, currency and interest rate exposure;
•	maintain bank and institutional relationships for credit and services;
•	chair the Investment Committee and oversee management of our pension plan investments and 401(k) fund availability;
•	develop and execute other financing, investment, acquisition and/or strategic opportunities, at the direction of the CEO;
•	support financial aspects of Company and SS/L transactions, contracts and financings; and
•	oversee and manage investor relations and interface with institutional investors.

Actual Results

After the end of the year, in order to determine the amount to be paid to named executive officers under the MIB programs, the Committee compared actual performance against target for each goal as described above.

In 2009, the Company achieved Corporate MIB EBITDA of $58.3 million, resulting in a bonus payout for that component at the maximum 130% level; Telesat achieved Telesat MIB EBITDA of CAD 576.8 million, resulting in a bonus payout for that component at the maximum 130% level; and SS/L achieved SS/L MIB EBITDA of $73.2 million, resulting in a bonus payout for that component at the maximum 130% level. With respect to the other SS/L performance components, SS/L achievement of the SS/L New Business Benefit and the SS/L Year-End Cash Balance targets also resulted in bonus payouts at the maximum 130% level. With respect to the SS/L executive performance awards, SS/L senior executives achieved awards of the maximum 20.75% of base salary with respect to SS/L MIB EBITDA. SS/L senior executives did not achieve any additional award with respect to SS/L New Business Benefit, nor were their bonuses increased or decreased as a result of qualitative performance. With respect to individual objectives for Messrs. Rein, Katz and Mastoloni, the Committee awarded them 105% of their targets because of their outstanding performance in fully, effectively and timely achieving their objectives as well as achieving other tasks and assignments beyond their objectives. Taking into account these achievement levels and the relative weighting of each component resulted in bonus payments for Messrs. Targoff, DeWitt, Rein, Katz and Mastoloni at an aggregate of 130.0%, 164.5%, 121.7%, 121.7% and 121.7% of their targets, respectively.

Long-term Incentive Compensation

General

We also provide long-term equity incentive compensation to our named executive officers through our Amended and Restated 2005 Stock Incentive Plan. We believe that equity-based awards help to align the financial interests of our named executive officers with those of our stockholders by providing our named executive officers with an additional equity stake in the Company. Equity-based awards also reward our named executive officers for increasing stockholder value.

Our Stock Incentive Plan allows us to grant a variety of stock-based awards, including stock options, restricted stock, restricted stock units, performance shares and performance units. These types of awards measure Company performance over a longer period of time than the other methods of compensation. The Committee administers the Amended and Restated 2005 Stock Incentive Plan and determines the level and type of awards granted to the named executive officers.

In general, when granting equity-based awards, the Committee takes into account the following subjective and objective factors:

•	The level of responsibility of each named executive officer;

•	The contributions of each named executive officer to our financial results;

•	Retention considerations; and

•	Practices of companies in our peer group.

Prior to making a grant, the Committee also considers our stock price, the volatility of the stock price and potential dilution.

The process by which the Committee evaluates, considers and approves equity-based awards is generally as follows. The Committee determines the nature and value of various equity-based awards by first looking both at market conditions and at the estimated value of the proposed awards to develop ranges of awards for personnel at various levels (including both executive officers and other employees). After developing the potential range of awards, the Committee seeks recommendations from management as to the value of the awards to be granted to specific individuals. The Committee then reviews the recommendations, considers the total recommended grant size as compared to outstanding shares and expected dilution and makes the final grant decision. If stock options or stock appreciation rights are the selected form of award, the Committee may use the Black-Scholes pricing model (a formula widely used to value exchange-traded options and determine the present value of the executive option award) or other pricing models as appropriate to determine the value of the awards and for comparison to equity-based compensation for executives in our peer group.

To date, all option grants have had an exercise price equal to at least the fair market value of our Voting Common Stock on the grant date. We do not grant equity-based awards in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information to coincide with our equity-based award grant dates. We have not yet adopted a fixed policy or practice with regard to the timing of equity-based award grants but may consider doing so in the future. We do not have a specific policy regarding ownership of Company stock by our named executive officers. Our policy on insider trading and confidentiality generally restricts executive officers from engaging in short-term or speculative transactions involving our stock, including short sales and publicly traded options.

2009 Equity Awards

In 2009, the Committee used a variety of different types of equity awards for grants to the named executive officers, namely stock options, restricted stock units and a new synthetic instrument tied to the value of SS/L (see “SS/L Phantom SARs” below). Whereas in the past the Committee had primarily relied on stock options as the long-term equity incentive compensation vehicle for our named executive officers, the Committee has decided to shift away from using options as its primary equity award and to rely more heavily on awards in the form of shares of restricted stock or restricted stock units payable, at our option, in cash or stock. This change was made to continue to align the interests of officers with the long-term interests of the Company, while reducing the dilutive effect these awards have on our stockholders. As in the past, equity-based awards granted in 2009 vest and become exercisable over a period of years and are subject to forfeiture upon termination of employment unless vested. These long-term vesting schedules provide continued motivation and reward our named executive officers in line with our stockholders over the vesting period. Moreover, we believe that making periodic equity-based awards with overlapping vesting periods will continue to provide incentive and motivation over the longer term. We also believe that equity-based awards continue to provide long-term stockholder value beyond the vesting dates because of the continued upside financial potential for executives. Because of the multiple-year vesting schedules, we also regard our equity-based award program as a significant factor in retaining our named executive officers. In addition to time-based vesting, vesting of certain grants made in 2009 was tied to certain stock price goals which further align the interests of our officers with the interests of stockholders.

SS/L Phantom SARs

The Committee believes that the equity value of the Company is principally comprised of three components:  its interest in Telesat, its interest in SS/L and its interest in other assets, including its interest in XTAR, LLC and the Canadian coverage portion of the ViaSat-1 satellite. The Committee further believes that equity awards to SS/L executives and corporate executives, who devote much of their time to SS/L matters, should be tied directly to the equity value of SS/L. In 2009, the Committee asked management to develop an equity-based award program that is tied to the equity value of SS/L. Following such development, the Committee approved awards of Phantom Stock Appreciation Rights Relating to SS/L (“SS/L Phantom SARs”) to certain corporate and SS/L employees and executives, including the named executive officers (other than Mr. Targoff). The following describes the SS/L Phantom SAR program.

The SS/L Phantom SAR program has been designed to incentivize and reward employees based on an increase in a synthetically designed equity value for SS/L. Because SS/L common stock is not freely tradable on the open market and thus does not have a readily ascertainable market value, SS/L equity value under the program is derived from a formula that calculates equity value based on a multiple of Adjusted EBITDA plus cash on hand less debt at the end of the relevant year. The SS/L Adjusted EBITDA is determined annually by reference to Loral’s SEC filings if available on the determination date or, if such filings are not then available, by Loral’s Board of Directors. For purposes of the program, SS/L’s equity value has been set initially at $10 per share. Each SS/L Phantom SAR provides the recipient with the right to receive an amount equal to the increase in SS/L’s notional stock price over the $10 base price multiplied by the number of SS/L Phantom SARs vested on the applicable vesting date (as adjusted by the SAR Equalizer described below).

Unlike regular stock appreciation rights, which may be voluntarily exercised at any time after vesting, because of the complex constraints imposed by Internal Revenue Code Section 409A, the SS/L Phantom SARs have been designed with fixed exercise dates. As such, the SS/L Phantom SARs are automatically exercised and the SAR value (if any) is paid out on each vesting date. Vesting is subject to full or partial acceleration upon death, disability or termination of employment without cause, and upon a change of control of Loral or SS/L. SS/L Phantom SARs may be settled in Loral stock or cash at the option of the Company.

In order to more closely align the SS/L Phantom SARs with regular stock appreciation rights, which can be voluntarily exercised at times when an employee believes the phantom equity value is most favorable for his or her particular risk and reward criteria, the SS/L Phantom SARs are designed with an equalizing feature intended to fairly compensate employees against the inequities that necessarily accompany a fluctuating phantom equity value paired with fixed exercise dates. Pursuant to this feature, if, in one year, the holder of SS/L Phantom SARs does not receive any payout (because SS/L’s notional stock price did not increase) or the payout received is less than $3.00 per SS/L Phantom SAR (because SS/L’s notional equity value did not increase by at least 30%), then, in the following year, the recipient may be entitled to receive a payout based not only on the number of SARs scheduled to vest in such following year but also based on the number of SARs that failed to meet the 30% threshold in prior years (the “SAR Equalizer”). As such, on each vesting/payment date, if the notional SS/L equity value upon automatic exercise does not equal or exceed a 30% threshold level over the base price, an additional number of supplemental SARs equal to the number of SARs subject to the threshold-level-failed tranche will be available for automatic exercise on the next anniversary of the vesting/payment date (subject to the notional SS/L equity value on the next anniversary of the vesting/payment date being greater than the notional SS/L equity value at the prior vesting/payment date (including any SAR Equalizer with respect to the prior tranche)). If the SAR value is enhanced with a SAR Equalizer, then the SAR value then being exercised and paid will be reduced by the dollar value received in the prior tranche (including all prior SAR Equalizers with respect to a target tranche). This measurement and potential addition of SAR Equalizers continues annually until the earlier of achievement of the 30% threshold for each tranche or expiration of the SS/L Phantom SARs on the expiration date of the SARs.

2009 Equity Awards to Named Executive Officers

In 2009, the Committee approved grants of stock options for Mr. Targoff, restricted stock units for all named executive officers and SS/L Phantom SARs for all named executive officers (other than Mr. Targoff). These grants were in keeping with our general philosophy regarding long-term incentive compensation and were designed to align the financial interests of our named executive officers with those of our stockholders and provide incentive to them to increase stockholder value. The following describes the grants made in 2009.

•
Stock Options. In June 2009, Mr. Targoff was awarded an option to purchase 125,000 shares of Voting Common Stock, with an exercise price of $35 per share. The option is vested with respect to 25% of the underlying shares upon grant, with the remainder of the option subject to vesting as to 25% of the underlying shares on each of the first three anniversaries of the grant date. The option expires on June 30, 2014. Vesting is subject to full or partial acceleration upon Mr. Targoff’s death, disability, termination of employment without cause or resignation for good reason, and upon a change of control of Loral. The Committee set the exercise price of these options at a price well above the $25.13 closing price of our stock on the grant date in order to align Mr. Targoff’s interest with that of the stockholders such that Mr. Targoff would realize benefit from exercise of the options only in the event of a significant increase in stockholder value.

•
Restricted Stock Units. In March 2009, the Committee approved grants of restricted stock units for Messrs. Targoff and DeWitt with respect to service in 2008. In June 2009, the Committee approved grants of restricted stock units for Messrs. Rein, Katz and Mastoloni. Each restricted stock unit generally provides the recipient with the right to receive one share of Voting Common Stock or cash equal to one share of such stock, at the option of the Company, on the settlement date. The Committee elected to make these equity incentive awards in the form of restricted stock units in order to minimize the dilutive effect on stockholders. The following describes the terms and conditions of the restricted stock units that were granted.

o
Targoff. Mr. Targoff was awarded 85,000 restricted stock units (the “Initial Grant”) on March 5, 2009. In addition, the Company agreed to grant to Mr. Targoff 50,000 restricted stock units on the first anniversary of the grant date and another 40,000 restricted stock units on the second anniversary of the grant date (the “Subsequent Grants”). Vesting of the Initial Grant requires the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. No vesting of the Initial Grant will occur unless both vesting conditions are satisfied. Because both the time-based vesting condition and the stock-price vesting condition must be satisfied for the Initial Grant to vest, to the extent that one vesting condition is satisfied prior to the satisfaction of the other vesting condition, vesting will be delayed until the date that both vesting conditions are satisfied. Vesting of the Subsequent Grants is subject only to the stock-price vesting condition. The time-based vesting condition for the Initial Grant was satisfied upon Mr. Targoff’s continued employment through March 5, 2010, the first anniversary of the grant date. The stock price vesting condition, which applies to both the Initial Grant and the Subsequent Grants, is satisfied only when the average closing price of our stock over a period of 20 consecutive trading days is at or above $25 during the period commencing on the grant date and ending on March 31, 2013. This stock price vesting condition was satisfied during 2009. The Company’s obligation to make the Subsequent Grants is subject to full or partial acceleration upon Mr. Targoff’s death, disability, termination of employment without cause or resignation for good reason or upon a change of control of Loral. Vested restricted stock units, if any, will be settled, and cash or stock will be distributed to Mr. Targoff or his beneficiary, on the earliest to occur of (w) March 31, 2013; (x) Mr. Targoff’s death or disability; (y) Mr. Targoff’s separation from service; and (z) a change of control of Loral. The Committee believed that imposing the stock-price vesting condition at a price well above the $12.09 closing price of our stock on the grant date would align Mr. Targoff’s interest with that of the stockholders such that Mr. Targoff would realize benefit from the restricted stock units only in the event of a significant increase in stockholder value.

o
DeWitt. Mr. DeWitt was awarded 25,000 restricted stock units on March 5, 2009 with the following vesting schedule:  66.67% of Mr. DeWitt’s restricted stock units vest on March 5, 2010, and 4.16% of his restricted stock units vest over each of the next eight quarters on the second Monday of each June, September, December and March, through March 12, 2012, provided Mr. DeWitt remains employed or is serving on the board of SS/L on each vesting date. Vesting is subject to full or partial acceleration upon Mr. DeWitt’s death, disability or termination of employment without cause, or upon a change of control of Loral or SS/L. Vested restricted stock units will be settled, and cash or stock will be distributed to Mr. DeWitt, on the earliest to occur of (w) March 12, 2012; (x) Mr. DeWitt’s death or disability; (y) Mr. DeWitt’s separation from service; and (z) a change of control of Loral or SS/L.

o
Rein, Katz and Mastoloni. Messrs. Rein, Katz and Mastoloni were each awarded 1,500 Loral restricted stock units on June 16, 2009. Vesting of the restricted stock units requires the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition.  No vesting will occur unless both vesting conditions are satisfied. Because both the time-based vesting condition and the stock-price vesting condition must be satisfied for the restricted stock units to vest, to the extent that one vesting condition is satisfied prior to the satisfaction of the other vesting condition, vesting will be delayed until the date that both vesting conditions are satisfied. The time-based vesting condition has the following vesting schedule:  25% vest immediately upon grant and 6¼% vest over each of the next twelve quarters on the second Monday of each September, December, March and June, through June 11, 2012, provided the named executive officer remains employed on each vesting date. The stock price vesting condition will be satisfied only when the average closing price of the Voting Common Stock over a period of 20 consecutive trading days is at or above $45 during the period commencing on the grant date and ending on June 30, 2016. The time-based vesting condition is subject to full or partial acceleration upon death, disability or termination of employment without cause, and upon a change of control of Loral. Vested restricted stock units will be settled, and cash or stock will be distributed to the named executive officer upon vesting. The restricted stock units expire on June 30, 2016. The Committee believed that imposing the stock-price vesting condition at a price well above the $25.13 closing price of our stock on the grant date would align the interests of Messrs. Rein, Katz and Mastoloni with that of the stockholders such that they would realize benefit from the restricted stock units only in the event of a significant increase in stockholder value.

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SS/L Phantom SARs. In October 2009, the Committee approved a grant of SS/L Phantom SARs for Mr. DeWitt with respect to service in 2009. In June 2009, the Committee approved grants of SS/L Phantom SARs for Messrs. Rein, Katz and Mastoloni with respect to service in 2008 and 2009. As described above, the SS/L Phantom SARs were granted in order to incentivize the recipients to increase the equity value of SS/L in future years above the equity value established for SS/L as of the end of 2008. The following describes the terms and conditions of the SS/L Phantom SARs that were granted.

o
DeWitt. Mr. DeWitt was awarded 50,000 SS/L Phantom SARs on October 15, 2009. The SS/L Phantom SARs granted to him have the following vesting schedule:  25% vest on March 18, 2010, 2011, 2012 and 2013, respectively. These SS/L Phantom SARs expire on March 18, 2016. The other terms and conditions of his SS/L Phantom SARs are as described above.

o
Rein, Katz and Mastoloni. Messrs. Rein, Katz and Mastoloni were each awarded 35,000 SS/L Phantom SARs on June 16, 2009. The SS/L Phantom SARs granted to them have the following vesting schedule:  50% vest on March 18, 2010, 25% vest on March 18 of 2011 and 25% vest on March 18, 2012. These SS/L Phantom SARs expire on March 18, 2016. The other terms and conditions of their SS/L Phantom SARs are as described above.

Other Benefits and Perquisites

Our named executive officers receive other benefits also available to other salaried employees. For example, we provide our named executive officers and other U.S. salaried employees with health insurance, life insurance, vacation pay and sick pay. Also, in order to compete effectively in attracting and retaining qualified named executive officers, we provide them with universal life insurance policies in various amounts beyond that provided for other employees and with a program to reimburse medical and dental expenses not otherwise covered by our insurance program up to a maximum of $4,000 per year. We do not provide our named executive officers with automobiles, aircraft for personal use, personal living accommodations, club memberships or reimbursement of “social expenses” except to the extent that they are specifically, directly and exclusively used to conduct Company business. Other than the additional life insurance and executive medical reimbursement, the Committee has determined that there generally should be no perquisites or similar benefits for named executive officers which are not consistent with those available to other salaried employees.

Nonqualified Deferred Compensation

In December 2005, in connection with our emergence from bankruptcy, pursuant to our plan of reorganization, we entered into deferred compensation arrangements for certain key employees, including our named executive officers. These deferred compensation awards were calculated by multiplying $9.441 by the number of shares of Voting Common Stock underlying the stock options granted to these key employees. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. As of December 31, 2009, all named executive officers have vested in their accounts in full. The vested balance as of December 31, 2009 for the named executive officers (except Mr. DeWitt) was the full value originally accrued to the accounts. For Mr. DeWitt, the vested balance includes $177,019 of deferred compensation that became locked upon exercise of options in 2007 plus interest earned thereon after such exercise. Deferred amounts, if any, become payable on the earlier of the recipient’s termination of employment, a change in control of the Company or seven years from the date of grant.

Retirement Benefits

Retirement benefits are intended both to recognize long-term service with us and to keep our overall pay packages for our named executive officers and employees comparable to that of our peer group so that we can attract and retain high quality executive officers and employees and compete effectively with our peer companies. The Company maintains two types of retirement plans covering its executive officers:  a defined benefit pension plan and a defined contribution savings plan. Pension and savings benefits are provided through both “qualified” and “non-qualified” plans. The non-qualified plans, also known as Supplemental Executive Retirement Plans (“SERPs”), are designed to “restore” the benefit levels that may be limited by IRS regulations.

Our qualified pension plan covers all named executive officers and other employees hired prior to July 1, 2006 who work 25 hours or more per week. In 2006, the Company changed the qualified pension plan, which for all named executive officers other than Mr. DeWitt previously had been administered on a non-contributory basis, to require certain contributions by participants thereby having the effect of sharing the cost of providing pension benefits with the named executive officers. Employees hired on or after July 1, 2006 are not eligible to participate in the qualified pension plan. All current named executive officers were hired prior to July 1, 2006 and, therefore, participate in the qualified pension plan.

Our qualified savings plan benefits all named executive officers and other employees working at least 25 hours or more per week. Named executive officers and other employees who make contributions to the savings plan receive matching contributions from the Company of up to 6% of a participant’s eligible base salary at a rate of 66⅔%. For employees not eligible to participate in the qualified pension plan, the Company makes a “retirement contribution” to this plan, regardless of any employee contributions. The matching contributions and the retirement contributions are collectively known as company contributions.

The qualified pension and savings plans are subject to the Internal Revenue Code’s limits on covered compensation and benefits payable. Named executive officers and other employees who earn in excess of applicable IRS limits, also participate in either the pension SERP or the savings SERP. Non-qualified excess benefits and supplemental retirement plans under ERISA, provided by these SERPs restore the benefits that would be payable to participants under the qualified pension and savings plans except for the limitations imposed on qualified plans under the Internal Revenue Code.

Under the pension SERP, each participant will receive the difference, if any, between the full amount of retirement income due under the pension plan formula without application of the IRS limitations and the amount of retirement income payable to the participant under the pension plan formula when applicable Internal Revenue Code limitations are applied. All of our named executive officers are eligible to receive benefits from the pension SERP. The pension SERP was adopted on April 23, 1996.

Under the savings SERP, each participant will receive the difference if any, between the full amount of company contributions due under the savings plan without application of the IRS limitations and the amount of company contributions payable to the participant under the savings plan when applicable Internal Revenue Code limitations are applied. None of our named executive officers are eligible for the savings SERP. The savings SERP was adopted on July 1, 2006.

Employment Agreements

CEO — Michael B. Targoff

On March 1, 2006, Michael Targoff became our Chief Executive Officer. On March 28, 2006, we entered into an employment agreement with Mr. Targoff, which will expire on December 31, 2010. Prior to becoming our Chief Executive Officer, Mr. Targoff was Vice Chairman of our Board. We believed it was important and desirable to enter into an employment agreement with Mr. Targoff, which includes severance arrangements, in order to induce him to assume the position of Chief Executive Officer and to assure him of a degree of certainty relating to his employment situation and thereby secure his dedication notwithstanding any concern he might have regarding his continued employment prior to or following termination or a change in control.

Mr. Targoff’s employment agreement was amended and restated on December 17, 2008 primarily in order to bring it into documentary compliance with Section 409A of the Internal Revenue Code (“Section 409A”) before December 31, 2008 as required by the IRS.

Under his employment agreement, Mr. Targoff is entitled to receive an annual base salary of $950,000, which is subject to annual review by our Board. The employment agreement also provides that Mr. Targoff will participate in our Management Incentive Bonus Program, with a target annual bonus of one hundred twenty-five percent (125%) of his base salary.

Pursuant to his employment agreement, Mr. Targoff was granted in March 2006 five year options to purchase 825,000 shares of our Voting Common Stock with a per-share exercise price equal to $26.915, the fair market value of one share of our Voting Common Stock on the date of grant. This grant was to serve as Mr. Targoff’s equity awards for 2006 and 2007 and was subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at our 2007 annual meeting of stockholders. As of March 28, 2009, Mr. Targoff was fully vested in these options.

Mr. Targoff is also entitled under his employment agreement to participate in all Company benefit plans, including our Stock Incentive Plan, available to our other executive officers. Mr. Targoff’s participation is on the same basis as other executive officers of the Company.

Upon Mr. Targoff’s termination of employment on account of death or permanent disability during the contract term, or if his employment is terminated by Loral without “cause” or Mr. Targoff resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff will be entitled to a severance payment described below and to accelerated vesting of a portion (in the case of death or disability) or all (in the case of termination by Loral without “cause” or resignation for “good reason”) of his options. These arrangements are described more fully below under “Compensation Tables — Potential Change in Control and other Post Employment Payments.”

During the term of Mr. Targoff’s employment with Loral and for a twelve-month period (or twenty-four (24) months in the case of termination following a change in control of Loral) following a termination of employment, Mr. Targoff is restricted from (i) engaging in competitive activities, (ii) directly or indirectly soliciting current and certain former employees of Loral or any of its affiliates and (iii) knowingly soliciting, directly or indirectly, any customers or suppliers within the twelve-month period prior to such termination of employment to terminate or diminish their relationship with Loral or any of its affiliates. In addition, Mr. Targoff may not disclose confidential information of Loral.

Mr. Targoff’s employment agreement also provides that if any provision of the agreement (or of any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Section 409A, the Company will, after consulting with him, reform such provision to comply with Section 409A, but only if, after consultation, such provision can be reformed to so comply, provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Mr. Targoff of the applicable provision without violating the provisions of Section 409A. In addition, we agreed to indemnify Mr. Targoff, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) that may be imposed on him by Section 409A as a result of the options being granted subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan.

Mr. Targoff’s employment agreement also provides for the reimbursement of his attorney’s fees in connection with the negotiation of the employment agreement and a tax gross-up payment to cover his taxes for any such reimbursement.

Loral Holdings Corporation and SS/L guarantee the payment and performance of Loral’s obligations under the employment contract with Mr. Targoff.

Other Named Executive Officers

None of the named executive officers other than Mr. Targoff currently has an employment agreement with the Company. Prior employment agreements with these officers expired on November 21, 2007.

Severance Policy for Named Executive Officers

In June 2006, the Company formally adopted a severance policy for corporate officers, including the named executive officers who were designated by the plan administrator (other than Mr. Targoff, whose severance is governed by his employment agreement as described above). This policy was amended and restated on December 17, 2008 primarily in order to bring it into documentary compliance with Section 409A of the Internal Revenue Code before December 31, 2008 as required by the IRS. The Loral Space & Communications Inc. Severance Policy for Corporate Officers (Amended and Restated as of December 17, 2008) (the “Severance Policy for Corporate Officers”) provides for severance benefits following the termination of an eligible officer’s employment by the Company without cause. Severance benefits will be provided at different levels, depending on the seniority and length of service of the officer when termination occurs. Severance benefits are not provided in the event employment is terminated due to death, disability or retirement. We believed it was important and desirable to adopt a severance policy in order to assure our officers of a degree of certainty relating to their employment situation and thereby secure their dedication notwithstanding any concerns they might have regarding their continued employment prior to or following termination or a change in control.

Role of Executive Officers in Pay Decisions

Upon the request of the Committee, certain of our employees compile and organize information, arrange and attend meetings and provide support for the Committee’s work. Mr. Targoff, our Chief Executive Officer and President, also makes compensation recommendations for the other named executive officers for the Committee to consider. No named executive officer, including Mr. Targoff, however, makes recommendations for Mr. Targoff’s compensation. Ultimately, all compensation changes for the named executive officers must receive Committee approval.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our corporate tax deduction for compensation paid to our named executive officers that is not “performance based” to $1 million annually per executive officer. Options granted under our Amended and Restated 2005 Stock Incentive Plan are designed to meet the Section 162(m) requirements for performance-based compensation, and thus, these awards are exempt from the $1 million limitation on tax deductions for a named executive officer’s compensation in any fiscal year. Our MIB program, however, while performance-based, is not designed to meet the technical Section 162(m) requirements. Accordingly, for 2009, compensation in the amount of $1,525,370 payable to Mr. Targoff will not be deductible. In addition to the MIB program, there may be other instances, in which the Committee determines that it cannot structure compensation to meet Section 162(m) requirements. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in our best interests and those of our stockholders, even though doing so may reduce the amount of our tax deduction for such compensation.

Other provisions of the Internal Revenue Code also may affect the decisions which the Committee makes. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. Under Section 280G of the Internal Revenue Code, a company also loses its tax deduction for these “excess” payments. The employment agreement with our CEO provides that all severance benefits under that agreement that result from a change-in-control will be “grossed up,” if necessary, so that we reimburse him for these tax consequences. Although this gross-up provision and loss of deductibility increase the severance expense to us, the Committee believed it was important that the effects of this tax code provision not negate the protections which we intend to provide to our CEO in the event of a change in control. The Committee also believed it was necessary to provide this benefit to our CEO in order to encourage him to take the position of CEO in March 2006 when we were negotiating the terms of his employment with us.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and included in this Proxy Statement.

The Compensation Committee

Mark H. Rachesky, M.D., Chairman
John D. Harkey, Jr.

Compensation Tables

Summary Compensation Table

							Change in
							Pension
							Value and
						Non-Equity	Non-Qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal		Salary(2)	Bonus(3)	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total(9)
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Michael B. Targoff	2009	$953,654		$1,489,513	$1,423,488	$1,543,750	$613,000	$1,076,900	$7,100,305
Vice Chairman of	2008	$957,308				$1,445,188	$428,000	$(699,573)	$2,130,923
the Board, Chief Executive	2007	$953,654			$19,148,250	$1,142,375	$300,000	$586,063	$22,130,342
Officer and President

C. Patrick DeWitt(1)	2009	$475,186		$310,250	$436,500	$469,000	$286,000	$544,940	$2,521,876
Senior Vice	2008	$474,686				$338,000	$196,000	$(360,006)	$648,680
President and Chief	2007	$401,140	$45,000			$192,296	$101,000	$190,578	$930,014
Executive Officer of Space Systems/Loral, Inc.

Harvey B. Rein	2009	$482,801		$27,983	$120,750	$267,864	$225,000	$494,456	$1,618,854
Senior Vice President and	2008	$478,654				$240,415	$125,000	$(344,956)	$499,113
Chief Financial Officer	2007	$428,875	$150,000			$139,739	$32,000	$258,213	$1,008,827

Avi Katz	2009	$480,862		$27,983	$120,750	$266,789	$105,000	$494,971	$1,496,355
Senior Vice	2008	$476,731				$239,450	$62,000	$(344,441)	$433,740
President, General Counsel	2007	$439,733	$125,000			$168,561	$23,000	$258,678	$1,014,972
and Secretary

Richard P. Mastoloni	2009	$492,965		$27,983	$120,750	$273,504	$75,000	$396,667	$1,386,869
Senior Vice President of	2008	$488,731				$256,389	$45,000	$(274,876)	$515,244
Finance and Treasurer	2007	$434,304	$300,000			$141,508	$13,000	$207,579	$1,096,391

(1)
Mr. DeWitt retired from his position as Senior Vice President of the Company and Chief Executive Officer of SS/L effective as of December 31, 2009 and currently serves as Chairman of the Board of SS/L.

(2)
Mr. DeWitt’s full-time base salary rate increased from $502,020 to $519,590 effective April 2007 and to $550,020 effective April 2008. In 2006, Mr. DeWitt requested, and the Company agreed, that he be granted flexibility to work up to approximately 30% of his time outside the office in consideration for a reduction in compensation commensurate with the reduced amount of time worked in the office. Accordingly, the “Salary” column for Mr. DeWitt reflects the actual base salary earned by him in 2007, 2008 and 2009.

(3)
Special discretionary bonuses were awarded to Messrs. Rein, Katz and Mastoloni in 2007 in recognition of their performance in connection with the Telesat transaction. In addition, Mr. DeWitt was awarded a special discretionary bonus in 2007 in recognition of his efforts to greatly reduce the amount of capital spending necessary in connection with SS/L’s facility expansion and his involvement in certain strategic initiatives, principally related to broadening SS/L’s customer base.

(4)
Amounts shown represent the aggregate grant date fair value of restricted stock units granted to the named executive officers in 2009 ($8.5115 per unit for the grant to Mr. Targoff; $12.41 per unit for the grant to Mr. DeWitt; and $18.655 per unit for the grants to Messrs. Rein, Katz and Mastoloni).

For Mr. Targoff, in addition to the aggregate grant date fair value of the 85,000 restricted stock units granted on March 5, 2009, the amount shown also includes the aggregate grant date fair value as of March 5, 2009 of the 50,000 and 40,000 restricted stock units that the Company agreed, on that date, to grant to him on March 5, 2010 and March 5, 2011, respectively. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – 2009 Equity Awards to Named Executive Officers – Restricted Stock Units” for a description of the restricted stock units granted to Mr. Targoff.

The value of all amounts listed in this column were calculated in accordance with FASB ASC Topic 718. The assumptions used to determine the valuation of the awards are discussed in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Stock Plans.”

(5)
For 2009, amounts shown represent the aggregate grant date fair value of stock options granted to Mr. Targoff in 2009. For 2007, amounts shown represent the aggregate fair value (as of the stockholder approval date) for stock options granted to Mr. Targoff in 2006, which options were subject to stockholder approval of amendments to our 2005 Stock Incentive Plan. The aggregate fair value was measured as of the date such stockholder approval was obtained in 2007, which was the date such option grant became effective.

For Messrs. DeWitt, Rein, Katz and Mastoloni, amounts shown represent the aggregate grant date fair value of SS/L Phantom SARs granted to them in 2009. All such amounts are based on the expected outcome of the application of the SS/L Phantom SAR formula based on SS/L’s business forecast on the date of grant:  $8.73 per SS/L Phantom SAR for the grant to Mr. DeWitt and $3.45 per SS/L Phantom SAR for the grants to Messrs. Rein, Katz and Mastoloni. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

The value of all amounts listed in this column were calculated in accordance with FASB ASC Topic 718. The assumptions used to determine the valuation of the awards are discussed in note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Stock Plans.”

(6)
Amounts shown represent the annual incentive bonuses earned under our Management Incentive Bonus Plan. See “Executive Compensation – Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation” for a description of these bonuses.

(7)
For 2009, represents the aggregate increase in the actuarial present value of pension benefits between fiscal year-end 2008 and fiscal year-end 2009. For 2008, represents the aggregate increase in the actuarial present value of pension benefits between fiscal year-end 2007 and fiscal year-end 2008. For 2007, represents the aggregate increase in the actuarial present value of pension benefits between fiscal year-end 2006 and fiscal year-end 2007. See the “Pension Benefits” table below for further discussion regarding our pension plans.

(8)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table above.

All Other Compensation

		Value of	Company	Medical
		Insurance	Matching	Executive	Deferred
		Premiums	401(k)	Reimbursement	Compensation
Name	Year	Paid	Contributions	Expense	Expense	Other	Total

Michael B. Targoff	2009	$25,105	$9,800	$4,400	$1,009,734	$27,861	$1,076,900
	2008	$25,105	$9,200	$4,932	$(785,656)	$46,846	$(699,573)
	2007	$17,755	$9,000	$4,932	$504,867	$49,509	$586,063

C. Patrick DeWitt	2009		$9,484	$4,400	$531,056		$544.940
	2008		$8,984	$4,932	$(373,922)		$(360,006)
	2007		$8,627	$4,932	$177,019		$190,578

Harvey B. Rein	2009	$8,206	$9,800	$4,400	$472,050		$494,456
	2008	$8,206	$9,200	$4,932	$(367,294)		$(344,956)
	2007	$8,206	$9,000	$4,982	$236,025		$258,213

Avi Katz	2009	$8,721	$9,800	$4,400	$472,050		$494,971
	2008	$8,721	$9,200	$4,932	$(367,294)		$(344,441)
	2007	$8,721	$9,000	$4,932	$236,025		$258,678

Richard P. Mastoloni	2009	$4,827	$9,800	$4,400	$377,640		$396,667
	2008	$4,827	$9,200	$4,932	$(293,835)		$(274,876)
	2007	$4,827	$9,000	$4,932	$188,820		$207,579

The table above identifies and quantifies the compensation items set forth in the “All Other Compensation” column. These items include the value of life insurance premiums paid by the Company, Company 401(k) matching contributions, the expense incurred by us with respect to the participation in our medical executive reimbursement program and the expense recognized by us with respect to the deferred compensation accounts. Upon emergence from bankruptcy in 2005, each named executive officer received an award of a deferred compensation account valued at $9.441 per unit. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan, the deferred compensation units were subject to vesting at the rate of 25% of the units per year on the first, second, third and fourth anniversaries of the effective date of our plan of reorganization (November 21, 2005). All deferred compensation units were vested as of November 21, 2009. The amounts in this column related to these deferred compensation accounts represent the expense recognized by us for each named executive officer in 2009, 2008 and 2007. For 2009, the “Deferred Compensation Expense” column includes the effect of a $9.441 gain attributed to each named executive officer in his deferred compensation account due the increase in the value of our stock from below $19 (the threshold above which the deferred compensation accounts have positive value) on January 1, 2009 to the maximum $28.441 level on December 31, 2009. For 2008, the “Deferred Compensation Expense” column includes the effect of the loss sustained by each named executive officer in his deferred compensation account due to the value of our stock on December 31, 2008 being below $19 (the threshold above which the deferred compensation accounts have positive value). For 2007, in addition to amounts expensed by us relating to ordinary time-based vesting of the deferred compensation accounts, the amounts shown in the “Deferred Compensation Expense” column also reflect amounts expensed by us in 2007 due to, in the case of all named executive officers (other than Mr. DeWitt), accelerated vesting pursuant to our Amended and Restated 2005 Stock Incentive Plan of one-third of the then outstanding deferred compensation units held by them upon consummation of the Telesat transaction on October 31, 2007 (i.e. 25% of the total number of deferred compensation units granted to such officers).

For Mr. Targoff, the “Other” column in the table above includes (i) $25,000 for director fees received in each of 2009, 2008 and 2007 for his service on the Board of Directors (see “Director Compensation” above)’ (ii) $2,861 for reimbursement of legal fees ($1,445) and a tax gross-up ($1,416) in 2009 in connection with the amendment of his employment agreement; (iii) $21,846 for reimbursement of legal fees ($12,387) and a tax gross-up ($9,459) in 2008 in connection with the amendment of his employment agreement;  and (iv) $24,509 for a tax gross-up in 2007 with respect to the inclusion in his income of the amount of a legal fee reimbursement received in 2006.

For Mr. Rein, the “Medical Executive Reimbursement Expense” column in the table above for 2007 includes a $50 gift certificate awarded in connection with our medical plan.

(9)
The “Total” column for 2008 includes the effect of the loss sustained by each named executive officer in his deferred compensation account due to the value of our stock on December 31, 2008 being below $19 (the threshold above which the deferred compensation accounts have positive value). See Note 8 above. Without giving effect to these losses, total compensation for 2008 for Messrs. Targoff, DeWitt, Rein ,Katz and Mastoloni would have been $2,916,579, $1,022,602, $866,407, $801,034 and $809,079, respectively.

Grants of Plan-Based Awards in 2009

The following table provides information about plan-based awards granted to our named executive officers in 2009. The column titled “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” represents the annual incentive opportunity available to each named executive officer under various corporate performance conditions. The actual earned amount for 2009 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The column titled “Estimated Possible Payouts under Equity Incentive Plan Awards” represents the amount that each named executive officer may potentially earn from SS/L Phantom SARs granted to such officer.  See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation  – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

2009 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number		All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
					Number of		of Shares		Securities	Price of	and
					Phantom	Target	of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	SS/L SARs	Value	or Units		Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	($)	(#)		(#)	($/sh)	($)

Michael B. Targoff		$831,250	$1,187,500	$1,543,750
	3/5/2009						175,000	(3)			$1,489,513
	6/16/2009								125,000	$35.00	$1,423,488

C. Patrick DeWitt(4)		$199,578	$285,112	$475,186
	3/5/2009						25,000				$310,250
	10/15/2009				50,000	$703,500					$436,500

Harvey B. Rein		$154,114	$220,163	$286,211
	6/16/2009						1,500				$27,983
	6/16/2009				35,000	$492,450					$120,750

Avi Katz		$153,495	$219,278	$285,062
	6/16/2009						1,500				$27,983
	6/16/2009				35,000	$492,450					$120,750

Richard P. Mastoloni		$157,358	$224,798	$292,237
	6/16/2009						1,500				$27,983
	6/16/2009				35,000	$492,450					$120,750

(1)
Amounts represent the annual incentive opportunity available under the Company’s 2009 Management Incentive Bonus Plan and SS/L’s 2009 Management Incentive Bonus Plan for Mr. DeWitt. The annual incentive actually paid to each of the named executive officers is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Payouts under this program are made annually, dependent upon the achievement of certain pre-defined performance goals. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation” for further discussion of our Management Incentive Bonus Plan.

(2)
Amounts in these columns represent amounts payable with respect to SS/L Phantom SARs granted to certain named executive officers. SS/L Phantom SARs are payable based on a formula that is tied to SS/L’s Adjusted EBITDA. The amount in the “Target Value” column represents the amount payable based on the formula actually used for the year ended December 31, 2009. No “Threshold” value is provided because it is possible that no payments will be made with respect to the SS/L Phantom SARs if SS/L achieves Adjusted EBITDA below a specified level, and no “Maximum” value is provided because there is no cap on the amount that may be paid if SS/L achieves Adjusted EBITDA above the specified level. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(3)
Mr. Targoff was granted 85,000 restricted stock units on March 5, 2009, and the Company agreed to grant him an additional 50,000 and 40,000 restricted stock units on the first and second anniversaries thereof, respectively. Vesting of the initial grant required the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. The stock price condition was satisfied in 2009 and the time-based condition was satisfied on the first anniversary of the grant. Vesting of the subsequent grants is subject only to the stock-price vesting condition, which as noted, was satisfied in 2009.

(4)
The amounts shown for Mr. DeWitt in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum annual incentive opportunity based on Mr. DeWitt’s actual cash base salary of $475,186 for reduced in-office work in 2009. See Note 2 to Summary Compensation Table above. Had Mr. DeWitt earned his full salary of $550,020 in 2009, his threshold, target and maximum incentive opportunity would have been $231,008, $330,012 and $550,020, respectively. The maximum bonus that may be earned by any SS/L executive through SS/L’s basic MIB plan and the executive performance plan is limited to 100% of base salary, and , therefore, the maximum amount for Mr. DeWitt is capped at his base salary of $475,186 (or $550,020 had Mr. DeWitt earned his full salary). See “Executive Compensation – Compensation Discussion and Analysis – Annual Bonus.”

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock options by the named executive officers.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards						Stock Awards
			Equity
			Incentive
			Plan
			Awards:						Market
	Number of	Number of	Number of				Number of		Value of
	Securities	Securities	Securities				Shares or		Shares or
	Underlying	Underlying	Underlying,				Units of		Units of
	Unexercised	Unexercised	Unexercised	Option			Stock That		Stock That
	Options	Options	Unearned	Exercise		Option	Have Not		Have Not
	Exercisable	Unexercisable	Options	Price		Expiration	Vested		Vested
Name	(#)	(#)	(#)	($)		Date	(#)		($)

Michael. B. Targoff	106,952	—		$28.441		12/21/2012	175,000	(1)	$5,531,750	(2)
	825,000	—		$26.915		3/28/2011
	31,250	93,750		$35.000		6/30/2014

C. Patrick DeWitt	56,250	—		$28.441		12/21/2012	25,000	(5)	$790,250	(2)
			50,000(3)	$10.00	(4)	3/18/2016

Harvey B. Rein	50,000	—		$28.441		12/21/2012	1,500	(5)	$47,415	(2)
			35,000(3)	$10.00	(4)	3/18/2016

Avi Katz	50,000	—		$28.441		12/21/2012	1,500	(5)	$47,415	(2)
			35,000(3)	$10.00	(4)	3/18/2016

Richard P. Mastoloni	40,000	—		$28.441		12/21/2012	1,500	(5)	$47,415	(2)
			35,000(3)	$10.00	(4)	3/18/2016

(1)
Mr. Targoff was granted 85,000 restricted stock units on March 5, 2009, and the Company agreed, on that date, to grant him an additional 50,000 and 40,000 restricted stock units on the first and second anniversaries of the grant date, respectively. Vesting of the initial grant required the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. Vesting of the subsequent grants is subject only to the stock-price vesting condition. The stock price condition was satisfied in 2009, but, as of December 31, 2009, the time-based condition for the initial grant had not been satisfied.

(2)	Represents market value of restricted stock units outstanding on December 31, 2009 based on the $31.61 closing price of our Voting Common Stock on that date.

(3)
Represents number of SS/L Phantom SARs as of December 31, 2009. For Mr. DeWitt, the SS/L Phantom SARs have the following vesting schedule:  25% vest on March 18, 2010, 2011, 2012 and 2013, respectively. For Messrs. Rein, Katz and Mastoloni, the SS/L Phantom SARs have the following vesting schedule:  50% vest on March 18, 2010, 25% vest on March 18, 2011 and 25% vest on March 18, 2012. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a further description of the SS/L Phantom SARs.

(4)
Represents the strike price of the SS/L Phantom SARs based on the synthetically derived equity value for SS/L. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a further description of the SS/L Phantom SARs.

(5)
Represents number of restricted stock units as of December 31, 2009. For Mr. DeWitt, the restricted stock units have the following vesting schedule:  66.67% of Mr. DeWitt’s restricted stock units vest on March 5, 2010, and 4.16% of his restricted stock units vest over each of the next eight quarters on the second Monday of each June, September, December and March, through March 12, 2012, provided Mr. DeWitt remains employed or is serving on the board of SS/L on each vesting date. For Messrs. Rein, Katz and Mastoloni, vesting of the restricted stock units requires the satisfaction of two conditions:  a time-based vesting condition and a stock price vesting condition. The time-based vesting condition has the following vesting schedule:  25% vest immediately upon grant and 6¼% vest over each of the next twelve quarters on the second Monday of each September, December, March and June, through June 11, 2012, provided the named executive officer remains employed on each vesting date. The stock price vesting condition will be satisfied only when the average closing price of the Voting Common Stock over a period of 20 consecutive trading days is at or above $45 during the period commencing on the grant date and ending on June 30, 2016. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – 2009 Equity Awards to Named Executive Officers” for a further description of these restricted stock grants.

Option Exercises in Fiscal 2009

None of the named executive officers exercised any options in 2009.

Pension Benefits in Fiscal Year 2009

The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•
Pension Plan.  Our pension plan is a funded and tax qualified retirement plan that, as of December 31, 2009, covered 1,561 eligible employees, including the named executive officers. The plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each year of service. Annual benefits under the current contributory formula (meaning a required 1% post-tax contribution by the named executive officers) are accrued year-to-year during the years of credited service until retirement. At retirement, under the plan’s normal form of retirement benefit (life annuity), the aggregate of all annual benefit accruals becomes the annual retirement benefit payable on a monthly basis for life with a guaranteed minimum equal to the executive’s contributions. The current contributory formula for named executive officers and other eligible employees calculated each year provides a benefit of 1.2% of eligible compensation up to the Social Security Wage Base (SSWB) and 1.45% of eligible compensation of amounts over the SSWB for those with less than 15 years of service, or 1.5% of the eligible compensation up to the SSWB and 1.75% of eligible compensation of amounts over the SSWB to the IRS-prescribed limit for those with 15 or more years of service. Eligible compensation for named executive officers includes base salary and management incentive bonuses paid in that year. For 2009, the SSWB was $106,800 and the IRS-prescribed compensation limit was $245,000. For example, if an individual accrued $1,000 per year for 15 years and then retired, his annual retirement benefit for life would be $15,000. In 2009, each named executive officer contributed $2,450. Prior to July 1, 2006, with the exception of Mr. Dewitt, there was no contribution requirement for the named executive officers to receive this formula.

The normal retirement age as defined in the pension plan is 65. Eligible employees who have achieved ten years of service by the time they reach age 55 are eligible for an early retirement benefit at 50% (age 55) of the benefit they would receive at age 65. Currently, Messrs. Targoff, DeWitt and Rein are eligible for either regular or early retirement. In addition to a life annuity, the plan offers other forms of benefit, including spousal survivor annuity options and beneficiary period-certain options.

•
Supplemental Executive Retirement Plan.  The Company provides the Supplemental Executive Retirement Plan, or SERP, to participants who earn in excess of the IRS-prescribed compensation limit in any given year to provide for full retirement benefits above amounts available under our pension plan because of IRS limits. The SERP is unfunded and is not qualified for tax purposes. For 2009, an employee’s annual SERP benefit was accrued under the same formulas used in the pension plan with respect to amounts earned above the $245,000 maximum noted above. Benefits under the SERP in the past have generally been payable at the same time and in the same manner as benefits are payable under the pension plan. The timing and manner of benefit payments under the SERP after 2008, however, will be in compliance with Section 409A. For example, payments will begin on a mandatory basis at the later of age 55 or six months after termination and a participant will be entitled to elect one of two actuarially equivalent forms of annuity benefits — either a single life annuity or a 50% joint and survivor annuity.

The table below indicates the named executive officers’ years of credited service under our pension plans and the present value of their accumulated benefits, in each case as of December 31, 2009. During 2009, no payments were made to any of the named executive officers.

2009 Pension Benefits

			Present Value of
		Number of Years	Accumulated	Payments During
		of Credited Service(1)	Benefit(2)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Michael B. Targoff	Pension Plan	21	$300,000	—
	SERP	21	$2,007,000	—

C. Patrick DeWitt	Pension Plan	36	$752,000	—
	SERP	36	$1,098,000	—

Harvey B. Rein	Pension Plan	30	$463,000	—
	SERP	30	$738,000	—

Avi Katz	Pension Plan	13	$151,000	—
	SERP	13	$285,000	—

Richard P. Mastoloni	Pension Plan	12	$98,000	—
	SERP	12	$170,000	—

(1)	The number of years of credited service is rounded to the nearest whole number as of December 31, 2009.

(2)
The accumulated benefit for all named executive officers is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2009. The accumulated benefit includes the value of contributions made by the named executive officers throughout their careers. The present value has been calculated for all named executive officers assuming that each named executive officer retires and starts receiving benefits at age 65, the age at which retirement may occur without any reduction in benefits. The present value calculation also assumes that the benefit is payable under the available forms of annuity and is consistent with the assumptions as described in note 12 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. As described in such note, the interest rate assumption is 6.0%.

Nonqualified Deferred Compensation in Fiscal 2009

On December 21, 2005, we established a deferred compensation bookkeeping account for certain employees, including the named executive officers, and credited that account with a dollar amount equal to $9.441 for each deferred compensation unit. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly.

As of December 31, 2009, all of the named executive officers have vested in their accounts in full. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. The vested portion, however, will be distributed to the account holder only upon the earlier of: (a)  termination of service; (b) a change of control; or (c) December 21, 2012.

The value of the deferred compensation account is not initially credited with interest or subject to any rate of return, other than the potential decrease in value upon a corresponding decrease in our stock price below $28.441 and any recovery in value to the extent that our stock price returns to $28.441. The deferred compensation accounts will be converted into interest-bearing accounts upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment.

The table below identifies the aggregate earnings during 2009 and the aggregate balance of the vested amount as of the end of 2009.

2009 Nonqualified Deferred Compensation

	Aggregate Earnings		Aggregate Balance
	in Last FY(1)		at Last FYE(2)
Name	($)		($)

Michael B. Targoff	$1,009,734		$1,009,734

C. Patrick DeWitt	$532,049	(3)	$723,201

Harvey B. Rein	$472,050		$472,050

Avi Katz	$472,050		$472,050

Richard P. Mastoloni	$377,640		$377,640

(1)
At December 31, 2008, the average of the high and low prices of our Voting Common Stock was $15.005. Because this price was below the $19 minimum threshold at which the deferred compensation accounts have positive value, at December 31, 2008, there was no value in the deferred compensation accounts of the named executive officers, except for Mr. DeWitt’s account which had a value of $177,019 plus interest as a result of the exercise of 18,750 options in 2007. At December 31, 2009, the average of the high and low prices of our Voting Common Stock was $32.075.  Because this price was above the $28.441 maximum limit, the deferred compensation accounts regained their original value in full. The value of this recovery is listed in the “Aggregate Earnings in Last FY” column. As noted above, the deferred compensation accounts cannot increase in value above the $9.441 per unit value we originally accrued to the accounts, regardless of how much our stock price increases over the $28.441 limit, unless and until the accounts are converted into interest-bearing accounts.

(2)
The deferred compensation accounts of the named executive officers were fully vested as of December 31, 2009. The vested balance as of December 31, 2009 for the named executive officers (except Mr. DeWitt) was the full value originally accrued to the accounts. For Mr. DeWitt, the vested balance includes $177,019 of deferred compensation that became locked upon exercise of 18,750 options in 2007 plus $15,126 in interest earned thereon after such exercise. During 2009, we recognized compensation expense with respect to the deferred compensation accounts for each named executive officer in the following amounts:  (i) Mr. Targoff $1,009,734; (ii) Mr. DeWitt $531,056; (iii) Mr. Rein $472,050; (iv) Mr. Katz $472,050; and (v) Mr. Mastoloni $377,640. The amounts we recognized as compensation expense for 2009 are disclosed in the “All Other Compensation” column of the Summary Compensation Table for 2009.

(3)	Includes earnings of $531,056 on the vested but unfixed portion, and $993 of interest earned on the fixed balance, of Mr. DeWitt’s deferred compensation account during 2009.

Potential Change in Control and other Post Employment Payments

As discussed above in the Compensation Discussion and Analysis, as of December 31, 2009, Mr. Targoff is the only named executive officer who has an employment agreement with Loral that provides for potential post-termination payments. Post-termination payments for the other named executive officers are governed by the Company’s severance policy. In this section, we provide details of these arrangements.

CEO

Upon Mr. Targoff’s death or disability during the term of his employment agreement, Mr. Targoff will be entitled to, among other payments, his accrued and unpaid bonus for the preceding year, a pro rated annual bonus for the year in which such death or permanent disability occurs, acceleration of vesting of a prorated portion of the next vesting tranche of stock options and deferred compensation units, and, in the case of his death, salary through the end of the month in which he dies. In addition, in the event of his death, his dependents will be entitled to continued medical, prescription drug and dental insurance coverage through the end of the current term of his employment agreement.

In the event that Mr. Targoff’s employment is terminated by us without “cause” or Mr. Targoff resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff will be entitled to a severance payment, in a lump sum, equal to two (2) times the sum of his base salary and annual bonus (for the preceding year). In addition, Mr. Targoff will be entitled to any accrued and unpaid annual bonus for the preceding year and a prorated annual bonus for the year in which any such termination of employment occurs. Mr. Targoff and his dependents will also be entitled to coverage under Loral’s medical, dental and life insurance in effect immediately prior to such termination for eighteen (18) months following such termination, or until he commences new employment and becomes eligible for comparable benefits. In addition, all of Mr. Targoff’s stock options, deferred compensation account and any other equity awards then held by Mr. Targoff will become fully vested. Mr. Targoff’s severance payments and benefits are contingent upon his execution of a release of claims in our favor. Mr. Targoff’s employment agreement also provides for a tax gross-up payment to Mr. Targoff in the event that he becomes subject to any parachute payment excise taxes under Section 4999 of the Internal Revenue Code. No other executive officer is entitled to such a gross up payment at Loral.

Other Named Executive Officers

As noted above in the Compensation Discussion and Analysis, the Company maintains the Severance Policy for Corporate Officers, which provides for potential severance benefits for the named executive officers. Pursuant to the Severance Policy for Corporate Officers, an eligible officer with the title of Chief Operating Officer, Chief Financial Officer or Executive Vice President will be entitled to cash severance payments aggregating to the sum of (x) twelve months’ pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment) and (y) twelve months’ base salary. The officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the greater of (A) six months’ pay and (B) the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. If the officer is unemployed after six months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the remainder of his cash severance (the “Remainder”) will be paid in biweekly installments over eighteen months beginning on the six-month anniversary of termination, the first thirteen payments, if any, aggregating to the lesser of six months’ pay and such Remainder, and the next twenty-six payments, if any, aggregating to the lesser of one year’s base salary and the excess of the Remainder over six months’ pay. In all events, the Remainder is subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

An eligible officer with the title of Vice President will be entitled to cash severance payments aggregating to the sum of six months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. The officer will receive an initial lump sum payment within twenty days of termination, not subject to mitigation, equal to the sum of three months’ pay plus two weeks’ base salary for every year of service with the Company plus one twelfth of two weeks’ base salary for every month of service with the Company in excess of the officer’s full years of service with the Company. If the officer is unemployed after three months (or if the officer is employed at a rate of pay that is less than his rate of pay immediately prior to termination), the Remainder will be paid in biweekly installments over twelve weeks beginning on the three-month anniversary of the termination, subject to reduction by any amount of compensation then being received by the officer from other employment (including self-employment).

If a terminated officer has outstanding unvested stock options or other equity or incentive compensation awards that provide for less than 100% vesting upon such a termination, such officer will vest (x) with respect to time-vested awards, in the next full tranche that would have vested on the next vesting date for such awards, and (y) with respect to performance-vested awards, in that portion of such awards that would have vested during the twelve months following such termination based on the actual achievement of the applicable performance thresholds. If such termination occurs within six months following a major corporate transaction, acquisition or divestiture, however, the terminated officer will be entitled to full vesting of his unvested awards, unless the plan administrator determines that such termination is not the result of such corporate transaction, acquisition or divestiture.

A terminated officer will also be entitled to continued participation in the Company’s medical, prescription, dental and vision insurance coverage. The officer may, if eligible, elect to participate in the Company’s Retiree Medical Plan by electing to receive benefits from the Retirement Plan of Space Systems/Loral, Inc. Alternatively, the officer may elect COBRA continuation coverage, and, during the “severance period,” the officer will be obligated to contribute to the premium at the same rate as other corporate employees, and the Company subsidy shall continue until the officer becomes eligible for coverage under another plan. The term “severance period” for purposes of insurance continuation means, for the Chief Operating Officer, Chief Financial Officer or Executive Vice President, twenty-four months, and for a Vice President, three calendar months plus the number of full calendar months of pay and/or base salary, and one additional calendar month for any partial calendar month of base salary, constituting such Vice President’s Remainder, as described above. During the “severance period,” the officer will also be entitled to continued Company-provided executive life insurance benefits, to the extent the officer was receiving such benefits prior to his termination.

Potential Severance Payments upon Termination
(As of December 31, 2009)

	Severance for
	Termination	Estimated Tax
	Without Cause(1)	Gross Up
Name	($)	($)

Michael B. Targoff	$4,790,376	—

C. Patrick DeWitt	$1,022,163	—

Harvey B. Rein	$1,243,577	—

Avi Katz	$629,909	—

Richard P. Mastoloni	$662,816	—

(1)
Severance amounts do not include the value of continued medical and life insurance coverage post-termination. The value of such coverage is $71,124 for Mr. Targoff, $25,080 for Mr. DeWitt, $47,882 for Mr. Rein, $47,189 for Mr. Katz and $30,300 for Mr. Mastoloni. Severance amounts for Messrs. DeWitt, Rein, Katz and Mastoloni assume full payment of the portion subject to mitigation under our severance policy.

Acceleration of Vesting of Stock Options,
Restricted Stock Units and
SS/L Phantom SARs
upon Termination, Death and Disability
and Change in Control
(As of December 31, 2009)

	Upon	Upon Death	Upon
	Termination	and	Change in
	Without Cause	Disability	Control
Name	($)	($)	($)

Michael B. Targoff	—	$3,519,102	$5,531,750

C. Patrick DeWitt	$175,875	$522,377	$1,493,750

Harvey B. Rein	$246,225	$177,282	$525,756

Avi Katz	$246,225	$177,282	$525,756

Richard P. Mastoloni	$246,225	$177,282	$525,756

OWNERSHIP OF VOTING COMMON STOCK

Principal Holders of Voting Common Stock

The following table shows, based upon filings made with the Company, certain information as of March 22, 2010 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Voting Common Stock because they possessed or shared voting or investment power with respect to the shares of Voting Common Stock:

	Amount and Nature	Percent
	of Beneficial	of
Name and Address	Ownership	Class(1)

Various funds affiliated with
MHR Fund Management LLC and Mark H. Rachesky, M.D.(2)
40 West 57th Street, 24th Floor, New York, NY 10019	8,144,719	39.9	%(3)

Solus Alternative Asset Management LP., Solus GP, LLC and
Christopher Pucillo(4)
430 Park Avenue, 9th Floor, New York, NY 10022	1,731,106	8.5%

BlackRock, Inc.(5)
40 East 52nd Street, New York, NY 10022	1,605,099	7.9%

Various funds affiliated with
Highland Capital Management, L.P. and James Dondero(6)
Two Galleria Tower, 13455 Noel Road, Suite 800
Dallas, TX 75420	1,584,574	7.8%

EchoStar Communications Corporation and
Charles W. Ergen(7)
9601 South Meridian Boulevard, Englewood, CO 80112	1,401,485	6.9%

(1)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 20,387,987 shares of Voting Common Stock outstanding as of March 22, 2010.

(2)
Information based on Amendment Number 17 to Schedule 13D filed with the SEC on July 2, 2009 and Form 4 filed with the SEC on January 4, 2010 relating to securities held for the accounts of each of MHR Capital Partners Master Account LP (“Master Account”), a limited partnership organized in Anguila, British West Indies, MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners LP (“Institutional Partners”), MHRA LP (“MHRA”), MHRM LP (“MHRM”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account), a Delaware limited partnership. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Master Account and Capital Partners (100). MHR Institutional Advisors LLC (“Institutional Advisors”) is the general partner of each of Institutional Partners, MHRA and MHRM, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Institutional Partners, MHRA and MHRM. MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the account of Institutional Partners III. MHR is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of Voting Common Stock held by such entities and, accordingly, MHR may be deemed to beneficially own the shares of Voting Common Stock which are held for the account of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III. Mark H. Rachesky. M.D. (“Dr. Rachesky”) is the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR, and, in such capacity, may be deemed to beneficially own the shares of Voting Common Stock held for the accounts of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

(3)
Various funds affiliated with MHR also own 9,505,673 shares of Non-Voting Common Stock, which, when taken together with the shares of Voting Common Stock owned by all funds affiliated with MHR, represent approximately 59.0% of the issued and outstanding shares of Voting Common Stock and Non-Voting Common Stock of Loral as of March 22, 2010. The above calculation does not include 5,000 restricted stock units awarded to Dr. Rachesky that are payable, in the sole discretion of the Company, in cash or in stock.

(4)
Information based solely on a Schedule 13G, filed with the SEC on February 16, 2010, by Solus Alternative Asset Management LP, Solus GP, LLC and Christopher Pucillo (the “Solus Reporting Persons”) relating to securities held, as of December 31, 2009, by accounts managed on a discretionary basis. According to the Schedule 13G/A, the Solus Reporting Pesons have shared voting and dispositive power with respect to the shares held.

(5)
Information based solely on Amendment No. 3 to Schedule 13G, filed with the SEC on January 29, 2010, by BlackRock, Inc. a parent holding company, on behalf of its subsidiaries, Blackrock Institutional Trust Company, N.A., Blackrock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors LLC, BlackRock Investment Management LLC and BlackRock (Luxembourg) S.A. and BlackRock International Ltd, which, according to Amendment No. 3 to the Schedule 13G, acquired the shares reported. According to the Schedule 13G, BlackRock, Inc. has sole voting and dispositive power with respect to the shares held.

(6)
Information based solely on Amendment No. 5 to Schedule 13D, filed with the SEC on February 5, 2008, by Highland Capital Management, L.P. (“Highland Capital”), Strand Advisors, Inc. (“Strand”), James Dondero, Highland Equity Opportunities Fund (“Equity Opportunities”), Highland Multi-Strategy Onshore Master SubFund, L.L.C. (“Multi-Strategy SubFund”), Highland Multi-Strategy Master Fund, L.P. (“Master Fund”). According to Amendment No. 5 to Schedule 13D, Highland Capital, Strand Advisors and James Dondero have sole voting and dispositive power with respect to 1,395,195 shares and shared voting and dispositive power with respect to 189,379 shares; Equity Opportunities has shared voting and dispositive power with respect to 89,379 shares; and Multi-Strategy SubFund and Master Fund have shared voting and dispositive power with respect to 100,000 shares.

(7)
Information based solely on a Schedule 13G, filed with the SEC on December 19, 2005, by EchoStar Communications Corporation (“EchoStar”) and Charles W. Ergen. The Schedule 13G provides that Mr. Ergen is the beneficial owner of 1,401,485 shares, of which EchoStar owns 1,350,532 of such shares. According to the Schedule 13G, each reporting person has sole voting and dispositive power with respect to the shares of Voting Common Stock indicated to be held by such person.

Voting Common Stock Ownership by Directors and Executive Officers

The following table presents the number of shares of Voting Common Stock beneficially owned by the directors, the named executive officers and all directors, named executive officers and all other executive officers as a group as of March 22, 2010. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes:

	Amount and Nature
	of Beneficial		Percent of
Name of Individual	Ownership(1)		Class(2)

C. Patrick DeWitt	56,250	(3)	*

Sai S. Devabhaktuni	6,000	(4)	*

Hal Goldstein	6,000	(4)	*

John D. Harkey, Jr.	6,000	(4)	*

Avi Katz	50,000	(5)	*

Richard P. Mastoloni	44,500	(6)	*

Mark H. Rachesky, M.D.	8,144,719	(7)	39.9%

Harvey B. Rein	50,000	(5)	*

Arthur L. Simon	6,075	(8)	*

John P. Stenbit	6,000	(4)	*

Michael B. Targoff	989,163	(9)	4.6%

All directors, named executive officers and other executive officers as a group (12 persons)	9,389,707	(10)	43.5%

*	Represents holdings of less than one percent.

(1)
Includes shares which, as of March 22, 2010, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth).

(2)
Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 20,387,987 shares of Voting Common Stock outstanding as of March 22, 2010.

(3)
Consists of options to acquire 56,250 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 16,666 vested restricted stock units and 8,334 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 37,500 unvested SS/L Phantom SARs. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(4)
Includes 6,000 shares of Voting Common Stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 1,000 vested and 1,000 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(5)
Consists of options to acquire 50,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 1,500 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 17,500 unvested SS/L Phantom SARs. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(6)
Includes 4,500 shares of Voting Common Stock and options to acquire 40,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 1,500 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 17,500 unvested SS/L Phantom SARs. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

(7)
Includes (x) 8,129,719 shares of Voting Common Stock held by funds affiliated with MHR and (y) 15,000 shares of Voting Common Stock held directly by Dr. Rachesky. Does not include 2,500 vested and 2,500 unvested restricted stock units held directly by Dr. Rachesky, payable, in the sole discretion of the Company, in cash or in stock. Dr. Rachesky is deemed to be the beneficial owner of Voting Common Stock held by the funds affiliated with MHR by virtue of his status as the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR. See “Ownership of Voting Stock — Principal Holders of Voting Common Stock” above. Does not include 9,505,673 shares of Non-Voting Common Stock held by funds affiliated with MHR.

(8)
Includes 6,075 shares of Voting Common Stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 1,000 vested and 1,000 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock.

(9)
Includes 25,961 shares of Voting Common Stock. Also includes options to acquire 963,202 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan. Does not include 135,000 vested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock. Also does not include 40,000 restricted stock units that the Company is obligated to grant Mr. Targoff on March 5, 2011.

(10)
Includes (x) 8,205,255 shares of Voting Common Stock and (y) options to acquire 1,184,452 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan . Does not include (x) 159,166 vested and 21,334 unvested restricted stock units, payable, in the sole discretion of the Company, in cash or in stock, (y) 40,000 restricted stock units that the Company is obligated to grant Mr. Targoff on March 5, 2011 or (z) 102,500 unvested SS/L Phantom SARs. See “Executive Compensation – Compensation Discussion and Analysis – Long-term Incentive Compensation – SS/L Phantom SARs” for a description of the SS/L Phantom SARs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a written policy for review, approval or ratification of related person transactions. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers. Transactions with related persons are, however, generally evaluated and assessed by the independent directors on our Board. If a determination is made that a related person has a material interest in any transaction with the Company, then our independent directors would review, approve or ratify the transaction and it would be disclosed in accordance with applicable SEC rules. If the related person at issue is one of our directors, or a family member of a director, then that director would not participate in discussions concerning the transaction.

In January 2009, the Board appointed Mr. John Stenbit to act as an independent special committee with respect to a request for indemnification received from directors affiliated with MHR. See “Indemnification of Directors” below.

MHR Fund Management LLC

In June 2009, pursuant to a registration rights agreement with the MHR Funds, Loral filed a shelf registration statement covering 954,613  shares of Voting Common Stock and 9,505,673 shares of Non-Voting Common Stock held by the MHR Funds, which registration statement was declared effective in July 2009.

In connection with the Telesat transaction, on October 31, 2007, Loral and certain of its subsidiaries, PSP and one of its subsidiaries, two third-party investors, Telesat Holdings and certain of its subsidiaries, including Telesat, and MHR entered into a Shareholders Agreement (the “Shareholders Agreement”). Under the Shareholders Agreement, subject to certain exceptions, in the event that either (i) direct or indirect ownership or control by Dr. Rachesky of Loral’s voting stock falls below certain levels or (ii) there is a change in the composition of a majority of the members of the Loral Board of Directors over a consecutive two-year period, Loral will lose certain veto rights it has to approve certain extraordinary actions by Telesat Holdings and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdings, including a right to cause Telesat Holdings to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from Loral or Telesat Holdings, to cause the sale of Telesat Holdings and to drag along the other shareholders in such sale, subject to Loral’s right to call PSP’s shares at fair market value.

The Shareholders Agreement provides for a board of directors of each of Telesat Holdings and certain of its subsidiaries, including Telesat, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office. Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdings shares for the election of the directors nominated by the nominating committee. Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky, who is our non-executive Chairman of the Board of Directors, was appointed non-executive Chairman of the Board of Directors of Telesat Holdings and certain of its subsidiaries, including Telesat.

Funds affiliated with MHR are participants in a $200 million credit facility of Protostar Ltd. (“Protostar”), dated March 19, 2008, with an aggregate participation of $6.0 million. The MHR funds also own certain equity interests in Protostar and have the right (which has not yet been exercised) to nominate one of nine directors to Protostar’s board of directors. During July 2009, Protostar filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code. The recovery, if any, that the funds affiliated with MHR may realize on their Protostar debt and equity holdings is subject to the Protostar bankruptcy process.

Pursuant to a contract with Protostar valued at $26 million, SS/L has modified a satellite that Protostar acquired from China Telecommunications Broadcast Satellite Corporation, China National Postal and Telecommunication Broadcast Satellite Corporation and China National Postal and Telecommunications Appliances Corporation under an agreement reached in 2006. This satellite, renamed Protostar I, was launched on July 8, 2008. Pursuant to a bankruptcy auction, Protostar I was sold in November 2009. During 2009, as a result of Protostar’s bankruptcy process and sale of the satellite, SS/L recorded a charge of approximately $3 million to increase its allowance for billed receivables from Protostar.

As of December 31, 2009, funds affiliated with MHR held $83.7 million in principal amount of Telesat 11% Senior Notes and $29.75 million in principal amount of Telesat 12% Senior Subordinated Notes.

Dr. Rachesky and Mr. Goldstein are co-founders and managing principals of MHR. Mr. Devabhaktuni is also a managing principal of MHR. Dr. Rachesky and Messrs. Goldstein and Devabhaktuni are directors of Loral and, in that capacity, received compensation from Loral. See “Director Compensation” above.

Indemnification of Directors

The Company has received requests for indemnification and advancement of expenses from its directors under their indemnification agreements with the Company for any losses or costs they may incur as a result of the In re: Loral Space and Communications Inc. Consolidated Litigation and Babus lawsuits. See “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.” An independent outside counsel has reviewed these requests and has determined that our directors are entitled to indemnification. As of March 22, 2010, after giving effect to a $5.0 million deductible, the insurers have advanced approximately $9.8 million in defense costs for the Company’s directors who are not affiliated with MHR and have denied coverage for approximately $1.6 million in fees and expenses that the insurers assert are not covered (the “Denied Fees and Expenses”). The Company is disputing the insurers’ denial of the Denied Fees and Expenses and is seeking to recover such fees and expenses in the insurance coverage litigation discussed above. See “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings.”

In addition, the Company has received a request for indemnification from its directors who are affiliated with MHR for defense costs in the amount, as of November 30, 2008, of approximately $18 million (the “MHR-Affiliated Director Indemnity Claim”). The Company has referred this request for indemnification to Mr. John Stenbit who has been appointed by the Board of Directors to act as an independent special committee of the Board with respect to determination of the amount of defense costs properly allocable to the MHR-affiliated directors in their capacity as Loral directors and for which they are entitled to indemnification. Since the special committee has not yet made any determinations with respect to its assignment, the Company cannot estimate how much, if any, of the $18 million claimed by the directors affiliated with MHR will be subject to indemnification. The insurers have taken the position that no coverage is available for the MHR-Affiliated Director Indemnity Claim. The Company does not agree with the insurers’ position and is seeking to recover from the insurers in the insurance coverage litigation discussed above (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”) any fees and expenses that may properly be payable to the MHR-affiliated directors.

There can be no assurance that the Company’s positions regarding insurance coverage for the Fee Awards related to the Delaware stockholder litigation (see “Additional Information Concerning the Board of Directors of the Company — Legal Proceedings”), the Denied Fees and Expenses or the MHR-Affiliated Director Indemnity Claim will prevail or, if it does prevail on one or more of its positions, that the $40 million coverage limit under its director and officers liability insurance policies  will be adequate to cover the Fee Awards, all defense costs for its directors (including any amounts properly payable to the MHR-affiliated directors) and the Denied Fees and Expenses.

Other Relationships

In the ordinary course of business, SS/L has entered into satellite construction contracts with affiliates of EchoStar Communications Corporation, a corporation that owns more than 5% of our Voting Common Stock. As of March 22, 2010, SS/L has two satellites under construction for affiliates of EchoStar and one satellite under construction for a customer which has fully leased the satellite to an affiliate of EchoStar.

Mr. Targoff, our Vice Chairman, Chief Executive Officer and President, serves on the board of directors and is chairman of the audit committee and a member of the compensation committee and nominating committee of Leap Wireless International, Inc., a company of which Dr. Rachesky is the non-executive Chairman of the Board, chairman of the nominating and corporate governance committee and a compensation committee member and of which Mr. Harkey is a board member and a member of the audit committee and nominating and corporate governance committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Voting Common Stock, to file reports with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Loral believes that, during 2009, all filing requirements were met on a timely basis.

Solicitation of Proxies

The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Voting Common Stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained W.F. Doring & Co., Inc. to solicit proxies on our behalf and will pay them a fee of approximately $5,000 for such services.

Stockholders Proposals for 2011

Any stockholder who intends to present a proposal at the 2011 Annual Meeting of Stockholders must deliver the proposal to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016:

•
Not later than December 14, 2010, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. The notice and the proposal must satisfy certain requirements specified in Rule 14a-8.

•
No earlier than January 18, 2011 but no later than February 17, 2011, if the proposal is submitted pursuant to our Bylaws and is not submitted pursuant to Rule 14a-8. The written notice must satisfy certain requirements specified in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

A stockholder who intends to nominate a candidate for director election at the 2011 Annual Meeting of Stockholders must deliver notice of the nomination to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, no earlier than January 18, 2011 and no later than February 17, 2011. The written notice must include certain information and satisfy certain requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Senior Vice President, General Counsel and Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Code of Ethics

Loral has adopted a Code of Conduct for all of its employees, including all of its executive officers. Any amendments or waivers to this Code of Conduct with respect to Loral’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) will be posted on such web site. This Code of Conduct is available on the Investor Relations — Corporate Governance section of our web site at www.loral.com. One may also obtain, without charge, a copy of this Code of Conduct by contacting our Investor Relations Department at (212) 697-1105.

Householding

Under SEC rules, a single set of proxy statements and annual reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. At the present time, we do not “household” for any of our stockholders of record. If a stockholder holds shares in street name, however, such beneficial holder’s bank, broker or other nominee may be delivering only one copy of our Proxy Statement and Annual Report on Form 10-K to multiple stockholders of the same household who share the same address, and may continue to do so, unless such stockholder’s bank, broker or other nominee has received contrary instructions from one or more of the affected stockholders in the household. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A beneficial holder who wishes to receive a separate copy of our Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit this request by writing to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Investor Relations Department, or by calling our Investor Relations Department at (212) 697-1105. Beneficial holders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their bank, broker or other nominee directly to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Stockholders of record receiving multiple copies of our Proxy Statement and Annual Report on Form 10-K may request householding by contacting our Investor Relations Department either in writing or by telephone at the above address or phone number.

REVOCABLE PROXY
LORAL SPACE & COMMUNICATIONS INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 2010

Michael B. Targoff and Avi Katz, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Stockholders of LORAL SPACE & COMMUNICATIONS INC. (the “Company”), to be held at the Grand Hyatt New York, 109 East 42nd Street at Grand Central Terminal, New York, New York, at 10:30 A.M., on Tuesday, May 18, 2010 and at all adjournments or postponements thereof, in the manner provided below and in such person’s or persons’ sole discretion upon any other matter that may properly come before such meeting or any adjournment or postponement thereof, including to vote for the election of a substitute nominee for director as such person or persons may select in the event a nominee becomes unable to serve.

Please be sure to date and sign this proxy card in the box below.

Date:

Sign above

	1.	ELECTION OF THREE CLASS I DIRECTORS –
		Nominees: Class I:	FOR ☐	WITHHOLD ☐	FOR ALL EXCEPT ☐

John D. Harkey, Jr., Arthur L. Simon and John P. Stenbit

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.			FOR ☐	AGAINST ☐	ABSTAIN ☐

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If no direction is indicated, this PROXY will be voted FOR the election of nominees listed hereon and FOR Proposal 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of the Class I Directors that have been nominated by the Board and in favor of Proposal 2.

Detach above card, sign, date and mail in postage paid envelope provided.

LORAL SPACE & COMMUNICATIONS INC.

The above signed hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

(Please sign exactly as name or names appear hereon.  When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person.  For joint owners, all co-owners must sign.)

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.